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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CIBER, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

March 31, 2006
To our Stockholders:

        You are cordially invited to electronically attend the Annual Meeting of Stockholders of CIBER, Inc. Our Annual Meeting will be held only via the Internet at www.ciber.com/cbr/annualmeeting on Tuesday, May 2, 2006 at 9:30 a.m. Mountain Daylight Time.

        The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the actions we expect to take at this Annual Meeting.

        Included with the Proxy Statement are excerpts from our Annual Report on Form 10-K for the year ended December 31, 2005. We encourage you to read the excerpts from our Form 10-K, which include our audited financial statements, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations and information about our operations, markets, risks and services.

        Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the Internet meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See "Voting Via the Internet or By Telephone" in the Proxy Statement for more details. Returning the Proxy or voting telephonically or electronically does NOT deprive you of your right to attend the Internet meeting and to vote your shares for the matters acted upon at the meeting. We invite you to attend the Internet meeting and vote your shares online before the close of voting by going to www.ciber.com/cbr/annualmeeting.

Sincerely,

Bobby G. Stevenson
 Chairman of the Board

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS

NOTICE TO THE STOCKHOLDERS OF COMMON STOCK OF CIBER, INC.

        The 2006 Annual Meeting of Stockholders of CIBER, Inc., a Delaware corporation, will be held via the Internet at www.ciber.com/cbr/annualmeeting on Tuesday, May 2, 2006 at 9:30 a.m. Mountain Daylight Time for the purposes stated below. These items of business are fully described in the attached Proxy Statement.

  1.
  To elect three (3) Class III Directors to serve for a term of three years.

  2.
  To ratify the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm ("auditor" or "auditors") for the fiscal year ending December 31, 2006.

  3.
  To transact any other business that may properly come before the Meeting, or any adjournment or postponement of the Meeting.

        The Board of Directors of the Company fixed the close of business on March 6, 2006 as the Record Date for determining those Stockholders who are entitled to receive notice of and to vote at the Meeting, or any adjournment or postponement of the Meeting. Only Stockholders of the Company's Common Stock at the close of business on March 6, 2006 will receive notice of the Meeting and voting materials. A list of Stockholders entitled to vote at the Meeting will be available for examination for a period of ten days before the Meeting both in person at the Company's corporate offices and electronically, and electronically during the Meeting. Stockholders may examine the list for purposes related to the Meeting. Instructions for viewing the Stockholder list appear in the Proxy Statement.

        You are cordially invited to join us via audio webcast at CIBER's 2006 Annual Meeting.

By order of the Board of Directors,

Mac J. Slingerlend
President, Chief Executive Officer and Secretary
Greenwood Village, Colorado
March 31, 2006

Please Vote!—Your Vote Is Important

        Whether or not you plan to attend the Internet meeting, please complete, sign, date and return the accompanying Proxy in the postage paid envelope or vote electronically via the Internet or by telephone.

CIBER, Inc.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2006

ANNUAL MEETING INFORMATION

        This Proxy Statement and the accompanying Proxy are sent to you on behalf of the Board of Directors of CIBER, Inc., a Delaware corporation (the "Company," "we" or "us"), in connection with the solicitation of Proxies for use at the Company's 2006 Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting"). This Proxy Statement describes proposals to be presented for Stockholder approval at the Annual Meeting, or any adjournments or postponements of the Meeting. The enclosed Proxy is your ballot (the "Proxy"), which you will use to record your vote on each of the proposals. This Proxy Statement and the accompanying Proxy are first being mailed or sent via electronic communication to Stockholders of record of CIBER's Common Stock, $.01 par value per share (the "Common Stock"), on or about March 31, 2006.

Attend the 2006 Annual Meeting via the Internet	The Annual Meeting of Stockholders will be held via the Internet at www.ciber.com/cbr/annualmeeting on May 2, 2006 at 9:30 a.m. Mountain Daylight Time. The Board and management of CIBER encourage you to attend the Annual Meeting electronically.
Register to Participate in the Electronic Meeting	Log on to www.ciber.com/cbr/annualmeeting at least fifteen (15) minutes prior to the start of the Meeting. You will find detailed instructions in accompanying materials.

Ask Questions: Questions that would be appropriate to raise in person and that relate to the purpose of the Meeting will be accepted via email from Thursday, April 27, 2006 until the floor is closed to questions during the Meeting. To submit questions, access the Annual Meeting web site and select "Questions."

Vote: Stockholders who attend the Annual Meeting via the Internet may electronically submit a vote or change or revoke a prior vote until the polls are officially closed. See page 2, Casting Your Vote, for details.
List of Stockholders
A list of Stockholders entitled to vote at the Annual Meeting (the "List") will be available for inspection by Stockholders for purposes related to the Annual Meeting. The List will be available for inspection in both paper and electronic format for a period of ten (10) days prior to the Annual Meeting and throughout the time that the Annual Meeting is in session. The Company has taken reasonable steps to ensure that information contained in the List will be made available only to eligible Stockholders. To examine the List, please telephone the Company's Investor Relations Department (303-267-3828) and ask to speak with Mr. Douglas Eisenbrandt. Upon verification that you are entitled to examine the List, you will be scheduled for an appointment to review the List at the Company's corporate office or provided with a login, password and instructions to enter a secure website link.

AGENDA

Stockholders are asked to consider and to vote upon the following proposals:

Proposal No. 1 See page 6	To elect three (3) Class III Directors to serve as members of the Board of Directors until the 2009 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.
Proposal No. 2 See page 28	To ratify the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006.
Other Business
To consider other business that may properly come before the Annual Meeting. To date, the Company is not aware of any other business to be presented for consideration at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons designated as agents and Proxies in the enclosed Proxy will vote on those matters in accordance with their best judgment.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Your Proxy is solicited by the Board of Directors of the Company.

Record Date	Only Stockholders of the Company's Common Stock, $.01 par value, at the close of business on March 6, 2006 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 62,058,954 shares of Common Stock outstanding.
Casting Your Vote
For each proposal, Stockholders are entitled to cast one vote for each share of Common Stock held on the Record Date. Shares of Common Stock may not be voted cumulatively. You may cast your vote by any of the methods listed below. Please refer to the detailed instructions included with your Proxy for submission deadlines and step-by-step instructions.
	•	Vote by Mail. Complete, date and sign your Proxy. Mail it in the pre-paid envelope provided so that it reaches us before the deadline specified on the Proxy.
•
Vote by Telephone. Call the toll free telephone number provided with your Proxy and, with the Proxy card in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. Eastern Daylight Time on May 1, 2006.
•
Vote by Internet. Use your computer to access the website listed on the voting form and, with the Proxy card in hand, record your vote. The deadline for Internet voting is 11:59 p.m. Eastern Daylight Time on May 1, 2006.

•
Vote by Internet during the Annual Meeting. You may vote electronically during the Annual Meeting, prior to the announcement that the polls are closed. To vote electronically during the Annual Meeting: (1) log on to www.ciber.com/cbr/annualmeeting and, with the Proxy card in hand, register to enter the Annual Meeting web site; (2) select the "Vote" button and complete the questions that verify your eligibility to vote; and (3) characterize the nature of your vote (i.e., first vote, withdrawal of prior vote, etc.).
Quorum and Election	IVS Associates has been selected to tabulate the votes and to act as Inspector of Elections.

Quorum. The Company's bylaws provide that the presence, in person or by Proxy, of the holders of not less than a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to conduct business at an Annual Meeting. Since attendance in person is usually low, a quorum can only be achieved by Stockholder participation by Proxy. Please complete your Proxy and return it promptly.
Election. Delaware law and the Company's bylaws provide the following:
•
Election of Directors. Directors shall be elected by a plurality of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors. A director wins by "plurality" when he or she receives more votes than the number of votes cast for any other nominee.
•
Matters other than the election of directors. In all matters to be presented at the Annual Meeting other than the election of Directors, the affirmative vote of a majority of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the Stockholders.
Tabulation of Your Proxy	The Inspector of Elections will tabulate your Proxy as follows:
	•	All shares represented by a properly executed Proxy will be voted at the Annual Meeting in accordance with your instructions, unless you have taken steps to revoke or withdraw your Proxy.
	•	Shares that are voted WITHHOLD or ABSTAIN will be counted as "present" for quorum purposes, but will have the same effect as voting against a proposal.
•
"Broker non-votes" are Proxies for shares held in record name by brokers or nominees, for which (i) instructions have not been received from the beneficial owner or person entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity. Broker non-votes are counted as "present" for quorum purposes, but they are treated as not entitled to vote on the matter. Therefore, broker non-votes are not counted for purposes of determining whether Proposals No. 1 and No. 2 have been approved.

Under the rules of the New York Stock Exchange ("NYSE"), on certain routine matters, brokers may, in their discretion, vote the shares they hold in "street name" on behalf of the beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors (Proposal No. 1) and the ratification of the independent auditor (Proposal No. 2).
•
If you sign and date your Proxy but do not provide instructions, your shares will be voted FOR ALL Board of Directors nominees for Class III Director (Proposal No. 1) and FOR the ratification of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2006 (Proposal No. 2).
•
In addition to executing your voting instructions, the persons named in the Proxy will have discretionary authority to vote all Proxies with respect to additional matters that may be properly presented for action at the Annual Meeting. The Company is not aware of any other business to be presented at the Annual Meeting.
You May Revoke or Change Your Proxy	At any time prior to final tabulation of the votes on May 2, 2006, you may change your vote or revoke your Proxy by following one of the procedures set forth below:
•
Deliver a letter, signed and in writing, to the Secretary of the Company stating your desire to revoke your Proxy. The letter must be dated later than the date stated on the Proxy you wish to revoke. Address the letter to CIBER, Inc., Corporate Secretary, 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.
•
Deliver a Proxy bearing a date later than the Proxy you wish to revoke to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717. You may use any available voting method to deliver your new Proxy, but the new Proxy must be received by ADP before the deadline for mail, telephone or Internet voting.
•
Attend the Annual Meeting via the Internet and submit your vote prior to the close of the polls. Follow the instructions for voting online during the Annual Meeting, which appear earlier in this section of this Proxy Statement. Please note, attending the electronic Annual Meeting will not, absent specific instructions from you, revoke or alter your Proxy.
Proxies of Executive Officers and Directors
As a group, the executive officers and directors of the Company own or may be deemed to control approximately 16.6% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him FOR ALL of the candidates nominated by the Board to fill Class III Director positions described in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2006. Please refer to the table entitled Security Ownership of Certain Beneficial Owners and Management located on page 19 for additional information.

Persons Making This Proxy Solicitation
This Proxy Solicitation is made by and on behalf of the Board of Directors. The proposals described in this Proxy Statement were unanimously approved and authorized for Stockholder consideration by the Board of Directors of CIBER. To date, no director has retracted his support for any proposal appearing on the agenda or notified the Company of his intention to oppose the same. Solicitation of Proxies for use at the Annual Meeting may be made by regular mail, by e-mail or in person by directors, officers and regular employees of the Company. These individuals will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. The Company will bear the entire cost of solicitation of Proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional information furnished to Stockholders.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for Stockholder action at the Company's annual Stockholder meetings. To have your proposal included in the Company's Proxy Statement and form of Proxy and to properly bring your proposal before an annual meeting, (1) you must be eligible to make the proposal; (2) your proposal must be appropriate for Stockholder action at an annual meeting; and (3) your proposal must be presented in writing and received by the Secretary of the Company at its principal executive offices not less than 120 calendar days before the date the Company's Proxy Statement was released to Stockholders in connection with the previous year's annual meeting. Proposals submitted after November 30, 2006 will be considered untimely and will not be eligible for inclusion in the Proxy Statement and on the form of Proxy for the 2007 annual meeting, and will not be considered at the meeting. To be included in the Company's Proxy Statement, all proposals must conform to the procedures established by the Securities and Exchange Commission ("Commission") in Section 14a-8 of the Securities Act of 1934, as amended (the "Exchange Act"). The persons named in the Company's Proxy will have discretionary authority to vote all Proxies with respect to any untimely proposals. Stockholder notices regarding proposals must be received no later than the deadline set forth above and contain the specific information required by the Company's bylaws. Stockholders will be furnished a copy of CIBER's bylaws, without charge, upon written request to the Corporate Secretary. Please address Stockholder proposals to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.

PROPOSAL No. 1—ELECTION OF DIRECTORS

Background	Each year at the Company's Annual Meeting of Stockholders, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of current directors, Mr. Archibald J. McGill, Mr. George A. Sissel and Mr. Paul A. Jacobs, will expire at this 2006 Annual Meeting. The terms of the Class I Directors, Mr. Bobby G. Stevenson, Mr. Peter H. Cheesbrough and Mr. James C. Spira, will expire in 2007. The terms of the Class II Directors, Mr. Mac Slingerlend and Dr. James C. Wetherbe, will expire in 2008.

Pursuant to the Company's bylaws, vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the size of the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
Description of Proposal No. 1
Proposal No. 1 asks you to elect three (3) individuals to serve as Class III Directors for the ensuing three year term, to expire in 2009, or until a successor is elected and qualified. The Nominating/Corporate Governance Committee, with the approval of the non-incumbent members of the Board, has nominated for re-election Mr. Archibald J. McGill, Mr. George A. Sissel and Mr. Paul A. Jacobs (the "Director Nominees"). Although the Company's Governance Principles provide that directors will not be nominated, elected or stand for re-election after reaching the age of 72, the Board considered and determined it was in the best interests of the Company to nominate Mr. McGill to serve another term as a director because of his unique insight into the industry in which the Company operates.
The Company has received no Stockholder proposal or nomination of any other person to stand for election a Class III Director, timely or otherwise.

TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The text of Proposal No. 1, as you will see it printed on your Proxy is as follows: "To elect the following nominees for Class III Director: Archibald J. McGill, George A. Sissel and Paul A. Jacobs."

        Shares represented by Proxies that are not marked to "WITHHOLD ALL" authority to vote for the Director Nominees, or "FOR ALL EXCEPT" a specified individual that you must name, will be voted FOR the election of the Director Nominees. Should the Director Nominees become unavailable or unwilling to serve as directors, persons named in the Proxy intend to cast votes for which they hold Proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why Mr. McGill, Mr. Sissel and Mr. Jacobs would be unable or unwilling to serve on the Board. Biographical information about Director Nominees and each of the other directors is located on pages 7-10 of this Proxy Statement in the section entitled "Directors and Executive Officers."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" OF THE NOMINEES

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the Company's directors and executive officers, their ages, positions currently held with the Company, the year elected as director or appointed as officer and class of directorship. Directors are elected to serve three year terms, or until a successor is elected and qualified. Executive officers serve at the pleasure of the Board for a term of one year, subject to review and renewal annually. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Securities Ownership of Certain Beneficial Owners and Management." Information about Director Nominees is indicated by an asterisk (*) in the table below and in the narrative following the table.

Name	Age	Position	Served as Officer or Director Since	Class (Term Exp.)
Bobby G. Stevenson	63	Chairman of the Board and Founder	1974	Class I (2007)
Mac J. Slingerlend	58	Chief Executive Officer, President, Secretary and Director	1989	Class II (2008)
David E. Girard	51	Chief Operating Officer and Executive Vice President	2005	—
David G. Durham	44	Chief Financial Officer, Senior Vice President and Treasurer	1995	—
Terje Laugerud	52	President and Chief Executive Officer—CIBER Europe	2003	—
Wally Birdseye	61	President—Federal Government Practice	1997	—
Archibald J. McGill*	74	Director	1998	Class III (2006)
James C. Spira	63	Director	1994-98 and 2002	Class I (2007)
George A. Sissel*	69	Director	2002	Class III (2006)
Peter H. Cheesbrough	54	Director	2002	Class I (2007)
James C. Wetherbe	57	Director	2005	Class II (2008)
Paul A. Jacobs*	66	Director	2005	Class III (2006)

Bobby G. Stevenson	Mr. Stevenson is Chairman of the Board of Directors, a Class I Director and one of the founders of the Company. Mr. Stevenson served as Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for all operations of the Company. Mr. Stevenson has been a member of the Board of Directors of the Company since its inception.

Mac J. Slingerlend
Mr. Slingerlend is a Class II Director and serves the Company as Chief Executive Officer, President and Secretary. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President and Chief Financial Officer and was first elected as a director in 1994. He was promoted to President and Chief Operating Officer in 1996, elected Chief Executive Officer in March 1998 and Secretary in August 1998. Prior to 1989, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries. Mr. Slingerlend became a director of the Mountain States Employers Council in 2005.
David E. Girard
Mr. Girard joined the Company in September 2005 as the Chief Operating Officer and Executive Vice President. In addition to his duties at CIBER, Mr. Girard serves on the Board of Directors of Hyperspace Communications, Inc. Prior to joining CIBER, Mr. Girard was employed by J.D. Edwards World Solutions Company from 1994 to 2001, and served as Chief Operating Officer from 1998 until his departure. Before that, Mr. Girard was employed by Dun & Bradstreet Software where he was Vice President and General Manager of its Northeast Region. Mr. Girard served in the U.S. Marine Corps from 1973 to 1977.
David G. Durham
Mr. Durham joined the Company in May 1995. He was promoted to the office of Chief Financial Officer and Treasurer in January 2001. Previously, as Senior Vice President, Mr. Durham was responsible for various financial and operating tasks within the Company and also served as Chief Financial Officer of Waterstone, Inc., a CIBER subsidiary. Prior to joining the Company, Mr. Durham served as Vice President and Chief Financial Officer of Spencer & Spencer Systems, Inc. of St. Louis, Missouri, which was acquired by CIBER in 1995.
Terje Laugerud
Mr. Laugerud joined the Company as President and Chief Executive Officer of CIBER Europe in January 2003 following the Company's acquisition of ECsoft Group plc. From 1994 to 2000, Mr. Laugerud was the Chief Executive Officer of ECsoft and a non-executive director until May 2002. Mr. Laugerud has over twenty years of experience in the information technology industry. He serves on the Boards of Directors of CMA Asset Management ASA (Norway) and Heliogruppen AS (Norway) and on the Board and Compensation Committee of MySQL AB (Sweden).
Wally Birdseye
Mr. Birdseye joined the Company in July 1997 as the result of the acquisition of KCM, Inc. and was promoted to President of the Company's Federal Government Practice in 2002. Prior to joining KCM, Mr. Birdseye was a Vice President of Information Management Consultants, Inc. and, from 1976 to 1996, Vice President and General Manager of Wang Laboratories, Federal Systems Division. Before working at Wang, Mr. Birdseye was with Scope Electronics from 1967 to 1968 and from 1970 to 1975. He was also in the U.S. Army from 1969 to 1970.

Archibald J. McGill*
Mr. McGill has been a Class III Director since September 1998. He has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class III vacancies. Mr. McGill has served in executive capacities at IBM and AT&T and was President of Rothschild Venture Capital. He is on the board of directors of several small high-technology companies. From 1985 to the present, Mr. McGill has been the President of Chardonnay, Inc., a venture capital investment company.
James C. Spira
Mr. Spira has been a Class I Director of the Company since March 2002. Mr. Spira previously served as a director of the Company from September 1994 until October 1998. Mr. Spira currently serves as the non-executive Chairman of the Board of Brulant, Inc., a Cleveland, Ohio area privately held information services company. He has been a director of Brulant since 1997 and assumed the Chairmanship of the Board in September 2003. Mr. Spira serves on the Board of Directors of Jackson-Hewitt, Inc. where he is also a member of the Audit and Compensation Committees. Mr. Spira served as President and Chief Operating Officer of American Greetings Corporation from 2001 until his retirement in July 2003. From 1995 to 2001, he was managing partner of Diamond Technology Partners, Inc., a Chicago, Illinois-based management consulting firm providing program management services to design and deploy technology-enabled business strategies. Prior to that time, Mr. Spira was co-founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with multi-national companies from 1974 to 1991.
George A. Sissel*
Mr. Sissel is a Class III Director. Mr. Sissel became a director of the Company in May 2002. He has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class III vacancies. Mr. Sissel is the former Chairman and Chief Executive Officer of Ball Corporation, and continues to serve as a director where he is currently a member of the Finance and Audit Committees. Mr. Sissel joined Ball Corporation in 1970, assumed the positions of President and CEO in 1994 and Chairman of the Board in 1996. Mr. Sissel currently serves as the Chairman of the Board of the University of Colorado Foundation and on advisory boards at the University of Colorado at Boulder and the University of Colorado at Denver. He also serves on the Board of the Colorado Association of Commerce and Industry.

Peter H. Cheesbrough
Mr. Cheesbrough has been a Class I Director and Chairman of the Audit Committee since November 2002. He is currently Vice President and General Manager of Navigant Biotechnologies, Inc. From 2002 to 2005, he was Chief Financial Officer of Navigant Biotechnologies, Inc. From 1999-2000, Mr. Cheesbrough was Senior Vice President Finance and CFO of Quovadx, Inc. From 1985 to 1999, he was employed by Echo Bay Mines Ltd, a public international gold mining company, as Vice President/Controller (1985-1993) and Senior Vice President Finance and CFO (1993-1999). Prior to 1985, he served in executive financial positions with two Canadian public companies. Prior to that time, Mr. Cheesbrough was an audit and tax manager for Coopers & Lybrand (now Pricewaterhouse Coopers) in England and Canada. Since 1996, Mr. Cheesbrough has served on the Board of Health Grades, Inc. where he is currently a member of both the Audit and Compensation Committees. He is a member of the Institute of Chartered Accountants in Alberta and a Fellow of the Institute of Chartered Accountants in England and Wales.
James C. Wetherbe, PhD
Effective February 23, 2005, Dr. Wetherbe accepted the invitation of the Board to become a Class II Director. Since July 1993, Dr. Wetherbe has been a director of Best Buy Co., Inc. where he also serves as chair of their Long Range and Strategic Planning Committee and as a member of their Nomination Committee. From 1993 to 2000, Dr. Wetherbe was the FedEx Professor of Excellence in MIS at the University of Memphis, a Professor of MIS and Director of the MIS Research Center at the University of Minnesota from 1980 to 2000 and a Professor of MIS at the University of Houston from 1977-1980. Dr. Wetherbe is currently the Bobby G. Stevenson Chaired Professor of Information Technology and Executive Director for Internet Buyer Behavior at Texas Tech University. He has held this position since 2000 when the professorship was created and Texas Tech selected him to fill the chair. In addition, Dr. Wetherbe has held several positions in the industry as a Chief Information Officer, consultant and account manager. He is an internationally known author of 21 books and speaker on the use of computers and information systems to improve organizational performance and competitiveness.
Paul A. Jacobs*
Effective February 23, 2005, Mr. Jacobs accepted the invitation of the Board to become a Class III Director. Mr. Jacobs has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class III vacancies. Mr. Jacobs is a founding partner in the law firm of Jacobs Chase Frick Kleinkopf & Kelley LLC, a Denver mid-size law firm formed in 1995. Mr. Jacobs was the driving force behind Denver's 1990 Major League Baseball Expansion bid and served as Executive Vice President and General Counsel of the Colorado Rockies from the inception of the franchise in 1991 through February 1995. Prior to that, Mr. Jacobs practiced at the Denver law firm of Holme Roberts & Owen for 24 years, representing a variety of businesses and entrepreneurs in corporate finance, mergers and acquisitions, business planning and real estate matters. Mr. Jacobs is currently a director of the American Jewish Committee and of the Colorado Sports Hall of Fame.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Transactions with management and others.    Consistent with provisions of the Sarbanes-Oxley Act of 2002, CIBER, Inc. has adopted a policy prohibiting loans to officers and directors.

        Since January 2002, the Company has annually entered into a vendor agreement with CustomDepot.com for the design, manufacture and provision of custom logo paraphernalia for the CIBER gear program and for use at marketing events (the "Agreement"). This non-exclusive Agreement is one of several entered into with various companies in the ordinary course of business that provide logo-bearing paraphernalia for Company events. The products and services are provided at or below market rates charged by third party vendors. CustomDepot.com is owned and operated by Ms. Terra Emerson, daughter of the Company's Chief Executive Officer. Neither Mr. Slingerlend, nor any officer or director of the Company, has a pecuniary or beneficial interest in CustomDepot.com. In 2005, the Company purchased products and services from CustomDepot.com totalling $217,128.

        Mr. Paul Jacobs, who was appointed by the Board as a Class III Director in February 2005, is a partner in the law firm of Jacobs Chase Frick Kleinkopf & Kelley LLC. The law firm provided certain limited and specialized legal services to the Company in 2003 and 2004; however, the fees paid to the firm were not material to the Company. The law firm did not perform any services for the Company during 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities file initial reports of ownership and changes in ownership of such securities with the Commission and the Company. Based solely upon its review of copies of the Section 16(a) reports received by the Company, and written representations from certain reporting persons, the Company believes that during the year ended December 31, 2005, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements, including the accelerated filing requirements under Sarbanes-Oxley, with two exceptions. The Form 4, Statement of Changes of Beneficial Ownership, for Mr. James Rutherford's sale of 10,000 shares of CIBER stock at $7.19/share on October 11, 2005, instead of being filed timely on October 13, 2005, was filed on October 14, 2005 following notification of the trade to the Company on the same day by McDonald Financial Group, Mr. Rutherford's broker. Mr. Rutherford was a director of the Company until his retirement from the Board effective May 3, 2005. The Form 4 for Mr. Slingerlend's sale of 5,000 shares of CIBER stock at $7.73/share on August 1, 2005, instead of being timely filed on August 3, 2005, was filed on November 23, 2005 because of a failure by Stifel Nicolaus & Co., Inc., Mr. Slingerlend's broker, to notify the Company of the sale.

CORPORATE GOVERNANCE PRACTICES

        The Board met seven times in 2005, including four regularly scheduled meetings (held quarterly) and three special meetings. Each director, including incumbents, participated either in person or by conference telephone in at least seventy-five percent (75%) of all the board meetings and committee meetings (of which such director was a member) held in 2005. Each director attended the annual meeting of Stockholders last year. Each director is expected to attend the Annual Meeting. The Company has a regularly scheduled Board meeting on the same day as the annual meeting of Stockholders each year, and all directors are generally in attendance at both meetings.

Corporate Governance

        The Company has had informal governance standards in place since the Company's inception in 1974 that have evolved to accommodate the Company's growth over the years. However, the Board has now adopted formal Corporate Governance Principles (the "Principles") to address matters of corporate governance including, but not limited to, Board composition and leadership, Board member qualifications, compensation, tenure and succession, Board organization and operation and committee responsibilities. In February 2005, the Board adopted additional guidelines addressing term and age limits and service on additional public company boards and audit committees. The Principles can be found on the Company's website at www.ciber.com under "Investors", or you may request a copy by writing to us at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111, Attention: Investor Relations.

Executive Sessions

        The Company's non-management directors meet regularly in executive session without management. Since non-management directors may include directors who are not "independent" as discussed more fully below, the directors who are independent meet a least once per year without management. The executive sessions are chaired by the chairman of the Nominating/Corporate Governance Committee. The executive sessions are held in conjunction with each regularly scheduled Board meeting.

Communicating with the Board of Directors

        Any Stockholder who wishes to contact the Company's Board of Directors may do so by sending his/her communication directly to the Board or to an individual member of the Board by mail addressed to the attention of Mr. Bobby G. Stevenson, Chairman, for communications to the Board, or to the attention of an individual Board member at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111. Communications will be forwarded by CIBER directly to the Chairman of the Board if addressed to the Board or the individual Board member if addressed to such member. Communications by email may be sent to boardofdirectors@ciber.com. These procedures may change from time to time. Please refer to the Company's website at www.ciber.com under "Investors" for the process and any changes to it.

Independence

        At least a majority of the members of the Board and all members of the Board's Compensation, Audit and Nominating/Corporate Governance Committees must be independent for purposes of Section 303A of the Listed Company Manual of the NYSE. Audit Committee members must also be independent for purposes of Section 10A(m)(3) of the Exchange Act and Section 303.02 of the Listed Company Manual of the NYSE. None of Mr. Bobby Stevenson, Mr. Peter Cheesbrough, Mr. Paul Jacobs, Mr. Archibald McGill, Mr. George Sissel, Mr. James Spira or Dr. James Wetherbe has a material relationship with the Company such that the director's independence is impaired and the Board has determined that each of these directors meets the Company's categorical independence standards described below. The Board further determined that, because the amount paid to Mr. Jacobs' law firm in past years was not material to the Company or to Mr. Jacobs' law firm, the fact that the firm has provided services to the Company in years prior to Mr. Jacobs becoming a Director does not compromise Mr. Jacobs' independence.

        In making its determinations, the Board applied the following standards in addition to reviewing the responses of the directors and executive officers to questions regarding employment, compensation history, for-profit and non-profit affiliations and family and other relationships, among other things:

  •
  A director or an immediate family member who is, or who has been within the last three years, an executive officer of the Company, will not be considered to be independent.

  •
  A director who received or has an immediate family member who received more than $100,000/year in direct compensation from the Company during any twelve month period within the last three years, other than director and committee membership fees and/or pension or other deferred compensation, will not be considered to be independent.

  •
  A director who is a current partner or who has an immediate family member who is a current partner of the Company's external or internal audit firm; a director who is a current employee of the audit firm; a director who has an immediate family member who is a current employee of the audit firm and who participates in the firm's audit, assurance or tax compliance practice; or a director or an immediate family member of the director was, within the last three years (but is no longer), a partner or employee of the audit firm who personally worked on the Company's audit within that time will not be considered to be independent.

  •
  A director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serve or served on that company's compensation committee will not be considered to be independent.

  •
  A director who is a current employee or who has an immediate family member who is a current executive officer of another company, that has made payments to or received payment from the Company for property or services in an amount that, in the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenues will not be considered to be independent.

        In addition, the Board determined that, with respect to their Committee assignments for 2006, Mr. Cheesbrough, Mr. Jacobs, Mr. McGill and Mr. Sissel have the requisite independence to serve as members of the Company's Audit Committee under both the Exchange Act and NYSE requirements, that Mr. Spira, Mr. McGill and Dr. Wetherbe have the requisite independence to serve as members of the Company's Compensation Committee and that Mr. Sissel, Mr. Jacobs, Dr. Wetherbe and Mr. Stevenson have the requisite independence to serve as members of the Company's Nominating/Corporate Governance Committee pursuant to the NYSE requirements.

Code of Business Conduct and Ethics

        CIBER's Code of Conduct is applied consistently to all employees and has been a prominent part of the Employee Handbook for several years. The Board of Directors has adopted a Code of Conduct and Business Ethics (the "Code") that applies to all employees but which has specific requirements for executive and senior financial officers with respect to the ethical standards and obligations relevant to accounting and financial reporting. The Code contains procedures for reporting suspected violations of the Code and references the Audit Committee procedure for the reporting of questionable accounting or auditing matters or other concerns about accounting and auditing matters. A copy of the Code, as well as the Audit Committee Procedures for reporting concerns about accounting or auditing matters, can be found on the CIBER web site at http://www.ciber.com under "Investors", or you may request a copy by writing to us at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111, Attention: Investor Relations. If a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed on our website, in a press release, or in a current report on Form 8-K.

Committees

        The Board has standing Compensation, Nominating/Corporate Governance and Audit Committees with 2005 membership as specified below.

2005 COMMITTEE MEMBERSHIP
Standing Committees of the Board	Director	Audit	Compensation	Nominating/ Corporate Governance
	B. Stevenson			X
	M. Slingerlend	—(Inside Director)—
	A. McGill	X	X
	J. Spira		Chair	X
	G. Sissel	X		Chair
	P. Cheesbrough	Chair
	P. Jacobs	X		X
	J. Wetherbe		X
COMPENSATION COMMITTEE
The principal responsibilities of the Compensation Committee are to administer and grant awards under the Company's 2004 Incentive Plan and to administer the Employee Stock Purchase Plan (which are stock-based plans). In addition, the Compensation Committee reviews the performance of the chief executive officer, chief operating officer and the chief financial officer and recommends annual salary and bonus incentives for those executive officers to the Company's Board. The Compensation Committee's charter can be found at www.ciber.com/cbr under Corporate Governance. The members of the Compensation Committee for 2005 were Mr. Spira (Chairman), Mr. McGill and Dr. Wetherbe. The Compensation Committee met two times in 2005.
NOMINATING/CORPORATE GOVERNANCE COMMITTEE
The principal responsibilities of the Nominating/Corporate Governance Committee are to identify and nominate qualified individuals to serve as members of the Board, or to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. In addition, the Nominating/Corporate Governance Committee is responsible for establishing the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics and evaluating the Board and its processes. The Nominating/Corporate Governance Committee's Charter can be found at www.ciber.com/cbr under Corporate Governance. The members of the Nominating/Corporate Governance Committee for 2005 were Mr. Sissel (Chairman), Mr. Spira, Mr. Jacobs and Mr. Stevenson. The Nominating/Corporate Governance Committee met once in 2005.

The Board believes that Company directors must bring the skill mix and experience necessary to perform the Board of Directors' oversight function effectively. Identification of prospective Board members is done by a combination of methods, including studying other boards, word-of-mouth in industry circles, inquiries of outside professionals and recommendations made to the Company. When considering candidates for director, the Nominating/Corporate Governance Committee takes into account a number of factors including but not limited to the following:

•	Experience with acquisitions
•	Experience in marketing and sales
•	Knowledge of the Company's industry
•	Respect for the fiduciary responsibilities of directors to Stockholders
•	Leadership skills
•	Demonstrated sound business judgment
•	Global perspective
•	Interpersonal effectiveness
•	Personal integrity
•	The number of other boards and committees on which a candidate serves

When the Nominating/Corporate Governance Committee is recruiting Board members to serve on a designated committee, the Committee also takes into account skills and experience specific to that committee. For example, Audit Committee members must be financially literate.

The Nominating/Corporate Governance Committee will consider nominees recommended by the Stockholders applying the criteria described above and in accordance with the process outlined below. Please also refer to the section entitled "Stockholder Proposals For Our 2007 Annual Meeting" located on page 5 for information related to Stockholder nominations.

As provided in the Company's bylaws, Stockholders entitled to vote at an annual meeting of the Company's Stockholders may make nominations for the election of directors only if written notice of the Stockholder's intent to make such a nomination or nominations has been given, either by personal delivery or by U.S. mail to the Secretary of the Company no later than one hundred and twenty (120) days prior to the first anniversary date of the immediately preceding annual meeting with respect to an election to be held at an annual meeting of the Stockholders or the close of business on the tenth day following the date on which notice of a special meeting is first given to Stockholders for an election to be held at a special meeting of Stockholders.
A Stockholder's notice to the Secretary shall set forth:
(i)
as to each person whom the Stockholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such person and (D) any other information relating to such person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and
(ii)
as to the Stockholder giving the notice: (A) the name and record address of such Stockholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such Stockholder, (C) a description of all arrangements or understandings between such Stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, (D) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and (E) any other information relating to such Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as director if elected.

AUDIT COMMITTEE
The principal responsibilities of the Audit Committee during 2005 were: (1) engaging and overseeing the work of the independent auditor including the execution of the engagement letter and review of the audit plan; (2) reviewing the independence, internal quality control procedures and performance of the auditors and the qualifications of the key audit partner and audit managers; (3) overseeing the documentation, evaluation and testing of the Company's system of internal controls; (4) establishing the Company's policy on provision of non-audit services; (5) pre-approving all audit and permitted non-audit services provided to the Company; (6) establishing the Committee's procedure for receiving and reviewing complaints regarding accounting, internal audit controls and auditing matters; (7) discussing policies and guidelines with respect to financial risk exposure and management; (8) receiving reports from and reviewing with the auditor critical accounting policies and practices, alternative treatments of financial information that have been discussed with management and the effectiveness of internal controls and any material written communications between the auditor and Company management; (9) reviewing Management's Discussion and Analysis and the Company's annual audited financial statements and periodic reports that include financial statements prior to filing or distribution; (10) discussing, generally, all financial press releases, other financial information and earnings guidance provided to analysts and rating agencies; and (11) reporting to the Board with respect thereto. The Audit Committee met seven times during 2005.
Audit Committee Charter
The Audit Committee Charter is required to be attached as an Appendix to the Company's Proxy Statement once every three (3) years, or sooner upon amendment. The Board of Directors adopted an amended and restated Audit Committee Charter in February 2004, and the Company filed the Charter as part of the Company's 2004 Proxy Statement. It may be accessed from the Commission's homepage (www.sec.gov). In addition, the Charter is available for review on the Company's website at www.ciber.com/cbr under Corporate Governance.

"Audit Committee Financial Expert" and Financial Literacy
The Board has determined that Mr. Peter Cheesbrough qualifies as the Company's "audit committee financial expert" pursuant to Item 401(h) of Regulation S-K. The Board has also determined that each of the members of the Audit Committee is financially literate consistent with the requirements of the NYSE Listed Company Manual.
Report of the Audit Committee(1)
The Audit Committee of the Board assists the Board in fulfilling its responsibilities for financial reporting compliance by reviewing the audited financial statements, reviewing the system of internal controls that management and the board of directors have established and reviewing the overall audit process. The Audit Committee, in its capacity as a Committee of the Board, is directly responsible for the appointment, compensation and oversight of the registered public accounting firm, and has:
	•	reviewed and discussed the audited financial statements for 2005, separately and jointly with management and with Ernst & Young LLP ("E&Y"), the Company's independent auditor;
•
provided oversight and advice to management with respect to the documentation, testing and evaluation of the Company's system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations; received periodic updates provided by management and E&Y and reviewed a report on the effectiveness of the Company's internal control over financial reporting;
•
discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU§380, as modified or supplemented by the Auditing Standards Board of the American Institute of Certified Public Accountants;
•
received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as may be modified or supplemented, and has discussed with E&Y its independence; and
•
further, considered whether the auditor's provision of non-audit services is compatible with independence and concluded that the services rendered by E&Y are compatible with maintaining the principal accountant's independence because no fees were billed for services other than audit, audit-related or tax services. The Company's principal accountant and independent auditor, E&Y, billed a total of $1,200,380 for all services provided in 2005. Please refer to the section entitled "Independent Public Accountants" beginning on page 28 for fee information.

Based upon this review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and that this report be included in the Proxy Statement.
By the Audit Committee:
Peter H. Cheesbrough, Chairman George A. Sissel Paul A. Jacobs Archibald J. McGill

(1)
This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of the Company's Common Stock at March 6, 2006 (unless noted otherwise), and stock options exercisable for shares of Common Stock within 60 days of such date, held by (i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined under "Executive Compensation" below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission and other information provided by such persons to the Company. Unless otherwise indicated, the Stockholders listed below have sole voting and investment power with respect to the shares reported as owned. On March 6, 2006 there were 62,058,954 shares of Common Stock outstanding.

Title of Class	Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owner
	Bobby G. Stevenson(2)	6,930,997	11.17%
	Dimensional Fund Advisors, Inc.(3)	5,575,726	8.98%
	Barclays Global Investors, N.A.(4)	1,839,711	2.96%
	Barclays Global Fund Advisors(4)	1,334,542	2.15%

		3,174,253	5.11%
	Pzena Investment Management LLC(5)	5,359,825	8.64%
Officers and Directors
	Bobby G. Stevenson	See Above	See Above
	Mac J. Slingerlend(6)	2,171,368	3.5%
	David G. Durham(7)	252,886	*
	David E. Girard(8)	265,000	*
	Edward Longo(9)	175,000	*
	Terje Laugerud(10)	136,500	*
	Wally Birdseye(11)	130,401	*
	Archibald J. McGill(12)	66,213	*
	James C. Spira(12)	41,770	*
	George A. Sissel(12)	47,417	*
	Peter H. Cheesbrough(12)	37,143	*
	James C. Wetherbe(12)	23,519	*
	Paul A. Jacobs(12)	23,519	*
	All directors and executive officers(13) as a group (12 persons)	10,301,733	16.60%

*
less than 1%

(1)
The address of Bobby G. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The address of Barclays Global Investors, N.A. and of Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address of Pzena Investment Management LLC is 120 West 45th Street, 20th Floor, New York, NY 10036.

(2)
Includes options to purchase 18,000 shares of Common Stock. Includes shares held by the Bobby G. Stevenson Revocable Trust (the "Trust"), of which Mr. Stevenson is the Settlor, Trustee and

  Beneficiary. Also includes 117,570 shares of Common Stock held in a 401(k) account. Excludes 55,000 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.

(3)
On February 6, 2006, Dimensional Fund Advisors, Inc. ("Dimensional") filed information on Schedule 13G with the Commission reporting investments as set forth above. The Company has relied upon filings with the Commission to provide the information herein. Dimensional is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trust and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. Dimensional further indicated that, as of December 31, 2005, it had sole voting power and sole dispositive power for all 5,575,726 of the shares. However, all securities reported in its Schedule 13G are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(4)
Includes information concerning Barclays Global Investors, N.A. ("BGI") and Barclays Global Fund Advisors ("BGFA"). On January 26, 2006, BGI and BGFA filed information on Schedule 13G with the Commission reporting investments as set forth above. The Company has relied on the filings with the Commission to provide the information herein. BGI is a Bank as defined in section 3(a)(6) of the Securities Exchange Act of 1934 (15 U.S.C. 78(c)) and BGFA is an Investment Advisor in accordance with section 140.13d(b)(1)(ii)(E). Pursuant to the disclosures in the Schedule 13G, the shares reported are held by each investor in trust accounts for the economic benefit of the beneficiaries of those accounts. As of the date of the filing of the Schedule 13G, BGI had sole voting power over 1,546,865 shares and sole dispositive power over 1,839,711 shares. BGFA had sole voting and dispositive power over 1,334,542 shares.

(5)
On February 14, 2006, Pzena Investment Management LLC ("Pzena") filed information on Schedule 13G with the SEC reporting investments as set forth above. The Company has relied upon the filings with the Commission to provide the information herein. Pzena is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Pzena has sole voting power for 4,712,225 shares and sole dispositive power for all 5,359,825 shares.

(6)
Includes options to purchase 1,748,224 shares of Common Stock owned by Mr. Slingerlend and options to purchase 30,000 shares of Common Stock owned by Slingerlend Associates LLP. Also includes 48,651 shares of Common Stock held in a 401(k) account.

(7)
Includes options to purchase 238,500 shares of Common Stock. Also includes 2,718 shares of Common Stock held in a 401(k) account and 500 shares held by Mr. Durham's daughter.

(8)
Includes options to purchase 250,000 shares of Common Stock.

(9)
Based on information available to the Company as of December 31, 2005. Mr. Longo retired from the Company effective April 30, 2005 and is no longer a Section 16 reporting person.

(10)
Includes options to purchase 136,500 shares of Common Stock.

(11)
Includes options to purchase 120,633 shares of Common Stock.

(12)
Includes options to purchase 56,000, 34,000, 34,000, 30,000, 20,000 and 20,000 shares of Common Stock for Messrs. McGill, Spira, Sissel, Cheesbrough, Wetherbe and Jacobs, respectively.

(13)
Includes options to purchase 2,879,191 shares of Common Stock.

COMPENSATION OF DIRECTORS

Compensation of Directors

        All non-employee directors receive shares of CIBER Common Stock valued at approximately $2,500 for each Board and Annual Meeting attended and are paid a $12,500 semi-annual retainer. Effective July 1, 2005, 50%-100% of the annual retainer must be paid in stock, with the percentage to be set by the individual director on a semi-annual basis. The Chairmen of the Audit, Compensation and Nominating/Corporate Governance Committees of the Board receive an additional retainer amount of $15,000, $10,000 and $5,000, respectively, due to the additional time needed to fulfill these responsibilities. All directors are reimbursed for expenses incurred to attend meetings. The retainer was increased to its current annual level and a meeting fee of $1,500 per committee meeting attended (previously $1,000) was approved in May 2005 with an effective date of July 1, 2005. Non-employee directors receive stock options for serving on the Board under the CIBER, Inc. 2004 Incentive Plan (the "Plan") approved by the Company's stockholders at the April 27, 2004 Annual Meeting. Employee directors receive no additional compensation for serving on the Board.

        The Plan provides that options for the Company's Common Stock are authorized for issuance to non-employee directors under the Plan. The Plan is administered by the Board. The Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when that director takes office. Each option granted vests in equal annual installments over two years and expires ten years from the date of grant. In addition, after each year of service, each non-employee director receives the grant of an option to purchase 5,000 shares of Common Stock; such options vest fully one year after the date of grant. The Plan also authorizes the Board, in its discretion, to adopt awards for director service on Board committees. This provision was added in light of new requirements imposed by the Sarbanes-Oxley Act and the NYSE, which have increased the obligations of members of certain committees—especially the Audit Committee.

Compensation Committee Interlocks and Insider Participation

        There were no Compensation Committee interlocks in 2005. In 2005, the Compensation Committee of CIBER's Board of Directors consisted of James C. Spira, Archibald J. McGill and James C. Wetherbe. None of these directors has ever been an officer or employee of CIBER. No current executive officer of CIBER has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

        The following table sets forth compensation information with respect to the Company's Chief Executive Officer and the Company's most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers") for services rendered for the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)(1)
Mac J. Slingerlend Chief Executive Officer, President & Secretary	2005 2004 2003		550,000 500,000 460,000	142,087 227,000 129,023		600,000 57,000 15,000	10,508 7,267 9,435
David E. Girard Executive Vice President, Chief Operating Officer effective September 9, 2005	2005	(2)	126,400	75,000		250,000	267
Edward Longo Executive Vice President, Chief Operating Officer until April 30, 2005	2005 2004 2003		155,769 450,000 450,000	164,168 308,168 177,750	(3) (3) (3)	0 10,000 20,000	3,847 5,448 5,421
David G. Durham Chief Financial Officer, Senior Vice President and Treasurer	2005 2004 2003		299,518 275,000 259,538	64,585 125,000 79,800	(4)	30,000 25,500 15,000	13,068 8,488 8,371
Terje Laugerud President & Chief Executive Officer, CIBER Europe	2005 2004 2003		327,564 324,000 271,909	71,882 85,500 42,933		11,500 22,500 127,500	0 0 0
Wally Birdseye Senior Vice President Federal Government Practice	2005 2004 2003		249,527 186,093 179,200	163,519 287,625 243,871		53,300 20,750 13,000	5,447 5,422 4,893

(1)
Consists of amounts contributed under the Company's 401(k) Savings Plan and amounts paid by the Company for life insurance benefits. Savings Plan contributions for the year-ended December 31, 2005, 2004 and 2003 were: Mr. Slingerlend—$3,000, $3,000, and $3,000; Mr. Durham—$3,000, $3,000, and $3,000; Mr. Girard—$640; Mr. Longo—$734, $3,000 and $3,000; and Mr. Birdseye—$3,000, $3,000, and $3,000, respectively. Life insurance premiums paid for the years ended December 31, 2005, 2004, and 2003 were: Mr. Slingerlend—$6,143, $4,267 and $6,435; Mr. Durham—$1,188, $1,483 and $1,456; Mr. Longo—$847, $2,448 and $2,421; Mr. Girard—$267; and Mr. Birdseye—$2,447, $2,422 and $1,893, respectively.

(2)
Mr. Girard joined the Company in September 2005. Prior to that time, he was not affiliated with the Company.

(3)
Includes $216,000, $144,000 and $72,000 in tax withholding advances to Mr. Longo that the Company waived in 2003, 2004 and 2005 pursuant to his employment agreement with the Company, dated May 1, 2002, in connection with the acquisition of Decision Consultants, Inc.

(4)
Includes the value of a stock award under the CIBER 1994 Equity Incentive Plan of 2,000 shares of the Common Stock, valued at $16,880, the fair market value of the Common Stock on the date of grant.

Option Grants in the Last Fiscal Year

        The following table sets forth information regarding options granted to the Named Executive Officers during the year ended December 31, 2005.

	Number of Securities Underlying Options Granted (#)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Percent of Total Options Granted to Employees in Fiscal Year
Name				Exercise or Base Price ($/Share)	Expiration Date
						5%($)	10%($)
Mac J. Slingerlend(2)	400,000 200,000	20.40 10.20	% %	$7.18 $7.18	03/30/15 03/30/15	1,806,185 903,092	4,577,228 2,288,614
David E. Girard(3)	200,000 50,000	10.20 2.55	% %	$7.66 $10.00	08/12/15 08/12/15	963,466 123,866	2,441,613 493,403
David G. Durham(4)	25,000 5,000	1.28 ..26	% %	$7.18 $6.50	03/30/15 11/02/15	112,886 20,439	286,076 51,796
Edward Longo	0	—		—	—	—	—
Terje Laugerud(5)	5,000 4,000 2,500	..26 ..20 ..13	% % %	$7.82 $6.50 $6.16	05/06/15 11/02/15 11/04/15	24,589 16,351 9,684	62,315 41,437 24,543
Wally Birdseye(6)	3,250 2,300 20,000 10,000 4,500 3,750 5,000 4,500	..17 ..12 1.02 ..51 ..23 ..19 ..26 ..23	% % % % % % % %	$9.64 $9.64 $7.44 $7.19 $7.82 $7.70 $6.50 $6.16	01/01/15 01/01/15 03/08/15 04/11/15 05/06/15 08/08/15 11/02/15 11/04/15	19,703 13,943 93,579 45,217 22,130 18,159 20,439 17,432	49,931 35,336 237,148 114,590 56,083 46,019 51,796 44,178

(1)
Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

In 2004 and 2005, the Company accelerated the vesting on employee stock options for approximately 962,000 and 2.6 million common shares, respectively. The impact of these accelerations is reflected in the 2004 and 2005 stock-based compensation expense under the fair value method presented in the Company's annual report on Form 10-K. All of the options accelerated in 2004 and approximately 2.5 million of the options accelerated in 2005 were accelerated on days when their exercise prices were greater than the market price of our stock. Approximately 172,000 options accelerated during 2005 were accelerated when the exercise prices of the options were lower than the market price of our stock, although no options of the named executive officers were included in these options. We acclereated the vesting on the stock options to avoid future expense related to these options when the Company is required to adopt Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" on January 1, 2006.

(2)
Options to purchase a total of 600,000 shares were granted to Mr. Slingerlend in 2005. The vesting of the awards was accelerated as described in footnote (1) above.

(3)
Options to purchase a total of 250,000 shares were granted to Mr. Girard in 2005. The vesting of the awards was accelerated as described in footnote (1) above.

(4)
Options to purchase a total of 30,000 shares were granted to Mr. Durham in 2005. The vesting of the awards was accelerated as described in footnote (1) above.

(5)
Options to purchase a total of 11,500 shares were granted to Mr. Laugerud in 2005. The vesting of the awards was accelerated as described in footnote (1) above.

(6)
Options to purchase a total of 53,300 shares were granted to Mr. Birdseye in 2005. The vesting of the awards was accelerated as described in footnote (1) above.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning options exercised in 2005 and outstanding options held by the Named Executive Officers as of December 31, 2005. The ending market value was $6.60.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-end (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-end ($) Exercisable/Unexercisable
Mac J. Slingerlend	—	—	1,654,224/0	1,522,750/0
David E. Girard	—	—	250,000/0	0/0
Edward Longo	—	—	173,334/0	96,000/0
David G. Durham	—	—	238,500/5,000	81,875/5,750
Terje Laugerud	—	—	111,500/50,000	118,800/90,000
Wally Birdseye	10,000	38,750	120,633/0	7,067/0

Employment Agreements

        The Company has entered into employment agreements with each of the Named Executive Officers. Each officer's agreement has a term of one year and is renewable annually. Each employment agreement provides that an officer's compensation will include a base and a bonus. The base salary and bonus structure of the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer are determined by the Compensation Committee of the Board of Directors. The base salary and bonus structure of the remaining officers are determined in consultation with the Chief Executive Officer. In the event that an officer's employment is terminated upon a change in control of the Company, upon death or disability of the officer or without cause, the officer will be entitled to a severance payment of up to three times his annual compensation, which varies based upon the cause of termination and officer position. Officers are also entitled to receive continuation of medical, dental and disability benefits for up to 18 months following termination, which varies based upon the officer's position.

Executive Salary Continuation Retirement Plan

        On March 1, 1996, the Board, on behalf of the Company, entered into a Salary Continuation Retirement Plan with Mr. Slingerlend where it agreed to make certain post-employment payments to him or to his designated beneficiaries, except in the event of a termination for cause. The plan was revised effective May 2004, November 2004 and March 2005, to align payments with the current cost of living and to delete outdated segments of the vesting table. The plan provides that payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company, beginning at age 60, and will range from $137,500 at this time to $200,000 per year, based on Mr. Slingerlend's age at the time of termination of employment. The plan also provides that, should Mr. Slingerlend's employment terminate subsequent to a change of control of the Company, the payments will be 150% of the amounts payable at age 60 or 61 multiplied by the number of years Mr. Slingerlend has been employed by the Company, not to exceed twenty (20) years.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

        The Compensation Committee (the "Committee") of the Board consists of independent, non-employee directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and option grants and the creation of shareholder value. The Compensation Committee may also, from time to time, make recommendations concerning director compensation and hire external consultants to help execute their duties.

        The base salary and bonus structure of the executive officers of the Company are determined by the Compensation Committee of the Board of Directors. Executive officer compensation has three components: salary, bonus (may be awarded as cash or equity in the form of stock grants) and equity. In determining the compensation of the executive officers, the Compensation Committee considers, among other things, performance of the Company's operations, compensation of executive officers of competitors, independent salary surveys of industry-related positions and the salary history of the particular officer, including other compensation in place and stock option awards. Philosophically, the Committee believes that executive compensation should generally rank in the middle range of incomes of the executive officers of competitors. With respect to executive officers other than the Chief Executive Officer, the Committee also considers recommendations from the Chief Executive Officer. Utilizing the Company's business plan and anticipated performance in a number of areas, including the public equity markets, the Committee establishes maximum bonus incentives upon achievement of stated targets. There is no single objective formula by which compensation is determined and the decisions can ultimately be subjective.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986 precludes the deduction by a publicly held corporation of compensation paid to certain employees to the extent that such compensation exceeds $1,000,000 per such employee except for performance based compensation. None of the Company's executive officers currently exceeds the $1,000,000 deductibility limit.

2005 Compensation

        The 2005 base salary for the Company's Chief Executive Officer, Mr. Slingerlend, was set at $550,000. This was a $50,000 increase over the prior year. The 2005 base salary for the Company's Chief Financial Officer, Mr. Durham, was set at $300,000, an increase of $25,000 over the prior year. The base salary for Mr. Girard, when he was hired in September 2005 as the Company's Chief Operating Officer, was set at $416,000. In addition, the base salary for 2005 for Mr. Birdseye (President of the Company's Federal Government Practice) was set at $250,000 and the base salary for Mr. Laugerud (CEO of the Company's European operations) was set at $315,000. In setting 2005 compensation, the Committee considered public information from 2004 or 2005, if available, in the proxy statements of five companies who are competitors of the Company, including Keane, Inc., MPS Group, Inc., Perot Systems Corporation, MAXIMUS, Inc. and Bearing Point, Inc. Base salaries were determined by comparison of this available peer group data, comparable complexity of duties and other factors.

        While the Company believes that the precise compensation scheme established for its executive officers is proprietary, the general criteria established by the Committee for such officers included for 2005: (1) a sliding percentage award from 0% to 35% for the achievement of specified financial targets for revenue, (2) a sliding percentage award from 0% to 35% for the achievement of a specified financial target with respect to pre-tax income (for Messrs. Slingerlend and Durham) and net operating income (for others) and (3) a sliding percentage from 0% to 30% for subjective matters including corporate governance, leadership and strategy.

        Regarding bonus compensation for 2005, after considering the elements above, the Committee determined the maximum target bonus compensation target for the Chief Executive Officer to be $330,000. The actual cash bonus earned by the Chief Executive Officer was $142,087 as a result of achieving a percentage of the financial targets and achieving the maximum target for the subjective factors determined by the Committee. The target goals for the Chief Financial Officer, Mr. Durham, were the same as the goals for the CEO, however, the maximum bonus earnable was $150,000. Mr. Durham earned a bonus of $64,585. Mr. Girard, the Company's Chief Operating Officer effective September 9, 2005, was given the opportunity to achieve a maximum bonus of $75,000 for 2005 based upon four months of integration and assimilation of his responsibilities. The actual cash bonus earned by Mr. Girard was $75,000. Mr. Birdseye was given the opportunity to achieve a bonus in 2005 of $175,000 based upon revenue and net operating income goals. Mr. Birdseye also had the opportunity to earn an additional bonus based on the number and size of certain types of new business opportunities that were sold. Mr. Birdseye earned a total bonus of $163,519. Mr. Laugerud had the opportunity to earn a bonus of $158,000 based on the operating performance of European business units, including revenue and operating income and a subjective factor; Mr. Laugerud earned a bonus of $71,882.

        Equity compensation, in the form of options to purchase the Company's Common Stock, was awarded to reward officers' contributions to the Company, to indicate the Company's confidence in the recipients' value to the Company's future success, and with the intent of increasing the recipients' financial interest in the long term success of the Company. Such awards are generally made at such times during the year as the Committee, in its discretion, may deem appropriate. While industry comparisons are considered, determination of amounts granted is ultimately subjective.

        In 2005, pursuant to the report of the Committee's external consultant, Mercer Consulting, the Compensation Committee awarded Mr. Slingerlend options to purchase 600,000 shares of stock. The option awards were based on the consultant's review that his long term incentive awards trailed the average of similarly situated individuals and to incent future performance. Option grants were also made to Messrs. Girard and Durham to purchase 250,000 shares and 30,000 shares, respectively, over the course of 2005 for the same reasons. Mr. Birdseye and Mr. Laugerud were granted options to purchase 53,300 shares and 11,500 shares, respectively, during 2005.

        There are no outstanding loans of any kind to our executive officers. The Company's executive officers receive various, modest personal benefit perquisites that can include physicals, memberships in social and professional clubs, life insurance and sporting event tickets. However, the cost of the perquisites does not reach the current SEC minimum threshold for disclosure. The Company's health care insurance and other welfare and employee-benefit programs are the same for all eligible employees, including the Company's officers.

By the Compensation Committee:

  James C. Spira (Chairman)
  Archibald J. McGill
  James C. Wetherbe

Performance Graph

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CIBER, INC., THE S & P 500 INDEX
AND A PEER GROUP

    * $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

    Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
    www.researchdatagroup.com/S&P.htm

        The Company utilizes a self-constructed Peer Group to better align itself with industry competition.

        Peer Group includes: Accenture Ltd., BearingPoint, Inc., Keane, Inc., CACI International, Inc., CGI Group Inc. and MAXIMUS, Inc.

        Corresponding Index Value and Common Stock Price Values are given below:

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
CIBER, INC.	100.00	193.85	105.64	177.64	197.74	135.38
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
PEER GROUP	100.00	191.83	117.37	166.46	168.83	178.39
CIBER, Inc. Closing Stock Price	$4.88	$9.45	$5.15	$8.66	$9.64	$6.60

Graph produced by Research Data Group, Inc.

PROPOSAL No. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

        Background:    The Audit Committee has selected the firm of Ernst & Young LLP ("E&Y") to act as the Company's independent auditor for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of the independent auditor for ratification by the Stockholders at the Annual Meeting. E&Y audited the Company's consolidated financial statements for the fiscal year ended December 31, 2005.

        Description of Proposal No. 2:    Proposal No. 2, which has been recommended by the Board for your consideration, asks you to ratify the selection of E&Y as the Company's independent auditor. Stockholder ratification of the selection of E&Y as the Company's independent auditor is not required by the Company's bylaws or otherwise. The Audit Committee believes that submitting the selection of E&Y to the Stockholders for ratification is advisable as a matter of good corporate practice. If the Stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain E&Y; however, the Audit Committee may select E&Y notwithstanding the failure of the Stockholders to ratify the selection. If the appointment of E&Y is ratified, the Audit Committee will continue to conduct an ongoing review of E&Y's scope of engagement, pricing and work quality, among other factors, and will retain the right to replace E&Y at any time.

        The text of Proposal No. 2, as you will see it printed on your Proxy is as follows: "To ratify the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006."

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Representatives of E&Y, the principal accountant selected for the most recently completed fiscal year, are expected to attend the Annual Meeting. Representatives of E&Y will have an opportunity to make a statement if they desire to do so and will make themselves available to respond to appropriate questions.

        Fees.    Set forth below is a summary of the fees billed to the Company by its principal accountant and independent auditor for each of the last two fiscal years, for the categories herein defined:

        Audit Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for audit of the Company's annual financial statements included in the Company's Form 10-K, review of the Company's quarterly financial statements included in the Company's Forms 10-Q, statutory audits required internationally, consents and accounting consultations and such other services that generally only our independent accountant can provide.

        Audit-Related Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for acquisition due diligence, employee benefit plan audits, and certain attestation services not required by statute traditionally performed by independent accountants.

        Tax Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for tax compliance, tax advice and tax planning. The nature of the tax compliance services provided in this category includes preparation of tax returns and refund claims. Tax planning services include assistance with tax audits and appeals, advice with respect to mergers, acquisitions and dispositions or other technical advice.

        All Other Fees.    The aggregate fees billed in each of the last two fiscal years for products and services provided by E&Y, other than the services reported above.

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	% Services Pre-Approved
2005	$1,025,983	$91,140	$83,257	$0	100%
2004	$789,789	$34,000	$138,409	$0	100%

        Independence of the Company's Principal Accountant.    The Audit Committee has considered the issue of the independence of the Company's principal accountant and concluded that the provision of services by E&Y in 2005 is consistent with maintaining the principal accountant's independence.

Audit Committee Pre-Approval Policy

        The Audit Committee has established pre-approval policies and procedures in compliance with 17 CFR 210.2-01(c)(7)(i) which include criteria for considering whether the provision of the services would be compatible with maintaining the auditor's independence and a process by which the Chair of the Audit Committee may approve such audit and non-audit services with subsequent review of all pre-approved services by the full Audit Committee.

ANNUAL REPORT TO STOCKHOLDERS, MANAGEMENT'S DISCUSSION
AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS

        The Company's 2005 Annual Report to Stockholders is being mailed to the Stockholders with this Proxy Statement. The 2005 Annual Report to Stockholders should not be considered part of the soliciting material.

        Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited consolidated financial statements and notes thereto, as contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, are included herein on pages F-1 through F-55. The Company's Annual Report on Form 10-K was filed with the Commission on February 28, 2006.

ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY WEBSITE
And
ELECTRONIC DELIVERY OF 2007 PROXY STATEMENT

        Available Information.    Our Internet website is http://www.ciber.com and you may access free of charge, through the "Investors" portion of our web site, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended. Reports filed or furnished to the Commission will be provided by linking directly to Company information contained on the Commission's EDGAR website, and will be available as soon as electronically filed and posted. Our website also provides current corporate governance documents such as the Audit, Compensation and Nominating/Corporate Governance Committee Charters, the Code of Business Conduct and Ethics and Equity Compensation Plans, as such documents may be adopted or amended from time to time by the Board of Directors or by Stockholders. These documents may be accessed through the Corporate Governance portions of our website.

        As required by Section 303A.12 of the Listed Company Manual of the NYSE, the Company has filed with the NYSE the CEO's annual certification regarding compliance with the NYSE's corporate governance listing standards. The Company has also filed the CEO and CFO certifications required by

Section 302 of the Sarbanes Oxley Act with the Commission as exhibits to the Company's Annual Report on Form 10-K filed February 28, 2006.

        Alternative Delivery of 2007 Proxy Materials.    Did you know that it costs the Company approximately $5.00 per Stockholder to print and mail the Annual Report, Proxy Statement and Proxy voting materials? Did you know that you can help the Company reduce these costs while also being environmentally responsible? If you are interested, there are two ways you can help.

  •
  Consent to "Householding." Delaware law provides that notice to Stockholders is deemed effective if given by a single written notice to Stockholders who share an address, if consented to by the Stockholders at that address to whom such notice is given. It is also permitted that the Company, at its option, may give written notice of its intent to send the single notice discussed above. Stockholders who fail to object in writing to the Company within 60 days of having been given written notice shall be deemed to have consented to receiving single written notice. Individual proxies will be included in the single package for each Stockholder. Consent is revocable at any time by written notice to the Company. The Company has begun the notification process to take advantage of this single written notice provision. We appreciate your favorable consideration of this notification method, which will not only reduce our printing and mailing expenses but also reduce the number of Proxy solicitations that arrive at your home.

  •
  Request e-mail delivery of your 2007 Proxy Materials. You can enjoy the benefits and convenience of electronic delivery of the Annual Report, Proxy Statement and online Proxy voting and more. To learn about the service and to enroll for on-line delivery, please log on to www.ciber.com and select "Investors," which will take you to CIBER's Investor Relations web page. Click on "electronic delivery enrollment" to read a description of the service and find a direct link to the enrollment page. We invite you to take advantage of this economical and environmentally friendly method of receiving Stockholder materials.

By order of the Board of Directors,

Bobby G. Stevenson
Chairman of the Board
Greenwood Village, Colorado
March 31, 2006

Selected Financial Data

        The following selected consolidated financial data has been derived from our consolidated financial statements. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto, which are included herein.

Item 6. Selected Financial Data

        We have derived the selected consolidated financial data presented below from our consolidated financial statements and the related notes. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related Notes, included elsewhere in this report.

	As of and for the Year Ended December 31,
	2001	2002	2003	2004	2005
	(In thousands, except per share data)
Statement of Operations Data(1):
Revenue	$558,875	$608,318	$691,987	$843,021	$956,009
Amortization of intangible assets(2)	12,155	910	2,664	4,214	5,958
Operating income	2,596	24,522	32,463	51,268	46,656
Net income	1,684	14,178	19,984	29,701	24,707
Earnings per share:
Basic	$0.03	$0.22	$0.31	$0.49	$0.40
Diluted	0.03	0.22	0.31	0.45	0.38
Weighted average shares outstanding:
Basic	58,191	63,313	63,505	60,701	62,536
Diluted	58,698	63,989	65,451	74,642	68,296
Balance Sheet Data:
Working capital	$101,938	$100,847	$212,552	$138,871	$147,382
Total assets	368,751	427,141	573,323	758,672	744,567
Total long-term liabilities(3)	18,634	30,857	188,601	241,122	236,920
Contingent value of put option	—	5,832	—	—	—
Total shareholders' equity	291,290	327,530	304,632	377,663	376,607
Shares outstanding, net of treasury	60,455	64,117	58,599	62,542	62,047

(1)
We have completed various acquisitions during the periods presented. The revenue and operating results of acquired companies are included from the respective acquisition dates (see Note 3 to the Consolidated Financial Statements included herein).

(2)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, whereby goodwill is no longer amortized.

(3)
In December 2003, we issued $175 million of Convertible Senior Subordinated Debentures (See Note 10 to the Consolidated Financial Statements included herein).

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion of the results of operations and financial condition should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this report. This section also contains forward-looking statements and should be read in conjunction with the section of this report titled "Disclosure Regarding Forward-Looking Statements." In the following discussion and analysis of results of operations and financial condition, certain financial measures may be considered

"non-GAAP" financial measures under Securities and Exchange Commission rules. These rules require supplemental explanation and reconciliation, which is provided in Exhibit 99.1 to this Annual Report on Form 10-K, and is incorporated by reference herein.

Business and Industry Overview

        CIBER provides information technology ("IT") system integration consulting and other IT services primarily to governmental agencies and Fortune 500 and middle market companies, across most major industries. From offices located throughout the United States and Europe, we provide our clients with a broad range of IT services, including custom and package software development, maintenance, implementation and integration. To a lesser extent, we also resell certain IT hardware and software products.

        Our five operating segments, Commercial Solutions, Federal Government Solutions, State & Local Government Solutions, Package Solutions and European Operations, are organized internally primarily by the nature of their services, client base and geography. Our Commercial Solutions, Federal Government Solutions and State & Local Government Solutions segments comprise our U.S. based CIBER branch offices that provide IT services and products in custom-developed software environments. These offices are classified into a segment based on their primary client focus category (Commercial, Federal or State & Local); however, they also may have clients that fall into another category. For example, a Commercial office may also provide services to a government client. Our India operations are considered part of our Commercial Solutions segment. Our Package Solutions segment is comprised of our CIBER Enterprise Solutions division that primarily provides enterprise software implementation services, including ERP and supply chain management software from software vendors such as Oracle, Lawson and SAP. Our European Operations segment represents our offices in Europe, Eastern Asia and Australia that provide a broad range of IT consulting services, including package software implementation, application development, systems integration and support services.

        The majority of our services revenue is recognized under time-and-material contracts as hours and costs are incurred. Under fixed-price contracts, which make up approximately 10%-15% of our services revenue, our revenue is fixed under the contract while our costs to complete our obligations under the contract are variable. As a result, our profitability on fixed-price contracts can vary significantly and occasionally can even be a loss. Changes in our services revenue is primarily a function of hours worked on revenue-generating activities and, to a lesser extent, changes in our average rate per hour. Hours worked on revenue-producing activities vary with the number of consultants employed and their utilization level. Utilization represents the percentage of time worked on revenue-producing engagements divided by the standard hours available (i.e. 40 hours per week). Our average utilization rates are higher in our Commercial, Federal and State & Local Government Solutions segments (typically around 85% to 90%) as compared to our Package Solutions and European Operations segments (typically around 70% to 75%). We actively manage both our number of consultants and our overall utilization levels. If we determine we have excess available resources that we cannot place on billable assignments in the near future, we consider reducing those resources. As a result, during the last three years, most of our consultant turnover has been from involuntary termination of employment.

        The hourly rate we charge for our services varies based on the level of the consultant involved, the particular expertise of the consultant and the geographic area. Our overall average rate per hour is also influenced by the results of our fixed-price engagements, which can vary. Our effective average hourly billing rates are highest in our Package Solutions segment (approximately $145 per hour) as compared to our European Operations segment (approximately $100 to $120 per hour) and to our Commercial, Federal and State & Local Government Solutions segments (approximately $50 to $75 per hour). Success or overruns on fixed-price contracts can also influence our effective average rate per hour. In addition, our foreign revenue is also impacted by changes in currency exchange rates.

        Other revenue includes resale of third-party IT hardware and software products, sales of proprietary software and commissions on sales of IT products. Our sales of IT hardware and software generally involve IT network infrastructure. Gross profit percentage on other revenues is approximately 40%. This is a blend of low-margin product sales (typically 5% to 15%) and higher-margin product commissions and proprietary software sales. Depending on the mix of these business activities, gross profit percentage on other revenue will fluctuate.

        The market demand for CIBER's services is heavily dependent on IT spending by major corporations, organizations and government entities in the markets and regions that we serve. The pace of technology change and changes in business requirements and practices of our clients all have a significant impact on the demand for the services that we provide. In addition, the recent economic downturn has negatively affected the operations of many of our clients and prospective clients and has negatively impacted their IT spending. As a result, competition for new engagements and pricing pressure has been strong. We have responded to these challenging business conditions by closely monitoring the utilization of our billable personnel, through continuing evaluation of the size of our workforce and required office space and by managing our selling, general and administrative costs as a percentage of revenue.

Business Combinations

        In 2005, we acquired two small entities, including a single office operation specializing in SAP implementations and an India-based professional services firm specializing in custom application development. During 2003 and 2004, we completed the following significant business combinations:

Acquired Company	Date	Consultants added	Goodwill added
Novasoft AG	September 2004	425	$50.0 million
Ascent Technology Group Limited	May 2004	130	36.9 million
SCB Computer Technology, Inc.	March 2004	1,250	63.4 million
ECsoft Group, plc	January 2003	440	16.7 million

        Novasoft AG ("Novasoft")—In late 2004, we acquired approximately 94% of the net outstanding shares of Novasoft, headquartered in Heidelberg, Germany, for total consideration of approximately $61.0 million in cash and $16.0 million of CIBER common stock. In 2005, we increased our ownership of Novasoft to approximately 95% for an additional $1.8 million for consideration and expenses and we expect to acquire the remaining shares in 2006. The cash portion of the payment consideration was primarily funded by borrowing under our bank revolving line of credit. Novasoft is a provider of implementation and other consulting services related to SAP software products. Novasoft is an SAP Alliance Partner and implements all of SAP's ERP products, including mySAP.com products and industry specific applications. At the time of the acquisition, Novasoft had approximately 425 consultants, located mainly in Germany, the U.K. and Spain. We acquired Novasoft to expand both our international presence and our capacity to deliver SAP-related services. When combined with our existing European operations, we now provide SAP related consulting services from 10 European countries. At the time of the acquisition, we expected Novasoft to contribute approximately $78 million in annualized revenue. For 2005, Novasoft recognized revenue of approximately $84 million.

        Ascent Technology Group Limited ("Ascent")—Based in Hinckley, U.K., Ascent provides IT services to medium-sized enterprises with a particular focus on software implementation and sales, including both SAP and Sage ERP solutions and Microsoft.Net software services. Ascent has also developed and sells its own proprietary customer relationship management software. The aggregate purchase consideration for Ascent included $20.2 million in cash and $1.5 million of CIBER common stock. In addition, Ascent had certain debt obligations, totaling approximately $19.5 million, which we repaid shortly after closing the acquisition. We primarily used a portion of the cash raised from our Convertible Senior Subordinated Debentures ("Debentures") to fund the cash portion of the purchase consideration and to repay Ascent's debt. At the time of the acquisition, we expected Ascent to contribute approximately $40 million in annualized revenue. For 2005, Ascent recognized revenue of approximately $38 million.

        SCB Computer Technology, Inc. ("SCB")—Based in Memphis, Tennessee, SCB provided IT services similar to CIBER, including consulting, outsourcing and professional staffing, with a particular focus on federal and state government clients. The aggregate purchase price included $44.3 million in cash and $12.7 million in CIBER common stock. In addition, SCB had certain debt obligations, totaling approximately $33.1 million that we repaid shortly after closing the acquisition. We used a portion of the cash raised from our Debentures to fund the cash portion of the purchase consideration and to repay SCB's debt. This acquisition expanded our Federal Government Solutions and State & Local Government Solutions segments and added beneficial customer relationships to our Commercial Solutions business. We acquired SCB so that a combined CIBER and SCB would be able to compete more effectively for larger public sector contracts. At the time of the acquisition, we expected SCB to contribute approximately $120 million in annualized revenue; however, SCB's operations generally had lower average billing rates and slightly lower gross margins than our historical averages, which lower our measurements in these areas. It is difficult to measure the incremental revenue recognized in 2005 from our 2004 acquisition of SCB since many of the SCB offices were combined with existing CIBER offices. However, each of the CIBER reporting segments to which SCB contributed, Commercial Solutions, State & Local Government Solutions, and Federal Government Solutions, all realized organic revenue growth during 2005. Our Commercial Solutions segment, which received approximately 15% of SCB's revenue, realized organic growth of approximately 1% in 2005. Our State & Local Government Solutions segment, which received approximately 35% of SCB's revenue, realized organic growth of approximately 4% in 2005. Finally, our Federal Government Solutions segment, which received approximately 50% of SCB's revenue, realized organic growth of approximately 2% in 2005. We believe the acquisition provided an opportunity to realize operational efficiencies in the form of lower combined selling, general and administrative costs, primarily by reducing SCB's corporate administrative costs.

        ECsoft Group plc. (now named CIBER Europe Limited) is based in London. At the time of the acquisition, ECsoft had operations in Denmark, the Netherlands, Norway, Sweden and the U.K. that provided IT consulting services similar to services provided by CIBER. We acquired ECsoft to increase the size of our European operations and add depth to our European management team. At the time of the acquisition, we expected ECsoft to add approximately $55 million in annual revenue. For 2005, CIBER Europe Limited recognized revenue from prior ECsoft operations totaling approximately $50 million. These revenue results include our Denmark operation which incurred significant cost overruns on two fixed-price projects that constrained revenue and operating income results in that operation by approximately $4.5 million during 2005. See our European Operations segment discussion under "Results of Operations" for additional discussion on these projects.

        The results of operations of these acquired businesses have been included in our Consolidated Financial Statements since the closing date of the respective acquisition.

Results of Operations

Consolidated

        The following table sets forth certain consolidated statement of operations data, expressed as a percentage of revenue:

	Year Ended December 31,
	2003	2004	2005
Consulting services	96.0%	96.0%	96.0%
Other revenue	4.0	4.0	4.0

Total revenue	100.0	100.0	100.0

Gross profit—consulting services	28.0	27.2	26.3
Gross profit—other revenue	27.3	36.6	42.3

Gross profit—total	27.9	27.5	26.9
Selling, general and administrative expenses	22.8	20.9	21.4
Amortization of intangible assets	0.4	0.5	0.6

Operating income	4.7	6.1	4.9
Interest and other expense, net	(0.2)	(0.5)	(0.8)

Income before income taxes	4.5	5.6	4.1
Income tax expense	1.6	2.1	1.5

Net income	2.9%	3.5%	2.6%

        The following table sets forth certain operating data for our reportable segments:

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Total revenue:
Commercial Solutions	$363,508	$353,501	$355,523
Federal Government Solutions	73,769	147,685	159,836
State & Local Government Solutions	86,694	115,493	125,866
Package Solutions	93,801	88,002	102,864
European Operations	76,509	140,790	214,502
Inter-segment	(2,294)	(2,450)	(2,582)

Total revenue	$691,987	$843,021	$956,009

Income from operations:
Commercial Solutions	$29,520	$29,281	$25,478
Federal Government Solutions	10,975	19,633	20,306
State & Local Government Solutions	5,915	8,788	5,555
Package Solutions	8,797	7,974	11,436
European Operations	2,373	9,067	8,550
Corporate expenses	(22,453)	(19,261)	(18,711)

Total	35,127	55,482	52,614
Amortization of intangibles	(2,664)	(4,214)	(5,958)

Operating income	32,463	51,268	46,656
Net interest and other expense	(1,028)	(3,873)	(8,051)

Income before income taxes	31,435	47,395	38,605
Income tax expense	11,451	17,694	13,898

Net income	$19,984	$29,701	$24,707

Year Ended December 31, 2005 as compared to Year Ended December 31, 2004

        Total revenue increased 13% to $956.0 million in 2005 from $843.0 million in 2004. The 2005 revenue growth primarily resulted from our 2004 acquisitions of SCB, Ascent and Novasoft along with the 2005 acquisition of a small, single office SAP practice, and was offset by the August 2005 sale of the staffing component of our IBM operation. Collectively, these acquisitions, offset by the divestiture of our IBM staffing operation, added approximately $90 million in incremental revenue to 2005 as compared to 2004. Excluding the revenue associated with the 2004 and 2005 acquisitions and divestiture from both periods, 2005 revenue would have increased by approximately 3% compared to 2004. Revenue in 2005 was positively impacted by organic revenue growth in all five of our reporting segments, ranging from approximately 1% in our Commercial segment to approximately 10% in our Package segment. Our average number of billable consultants working during the year increased 10% to approximately 7,065 in 2005 from approximately 6,450 in 2004. Other revenue increased to $38.6 million in 2005 from $33.9 million in 2004 due to our acquisition of Ascent and sales of their proprietary software product. The Ascent increase was partially offset by an approximate $4.6 million decrease in domestic hardware and software sales, due in part to a decrease in sales to a large State & Local Solutions segment client. Our average billing rate increased to $76 per hour in 2005 compared to $73 per hour in 2004. Higher billing rates in our European Operations segment, now a larger percentage of the overall revenue total, plus higher billing rates in our Commercial Solutions segment, accounted for the majority of the increase. Consultant utilization was 87% in 2005 as compared to 88% in 2004.

        In total, our gross profit percentage decreased to 26.9% of revenue in 2005 from 27.5% of revenue in 2004. The overall decline represents a mix of higher margins on other revenue, which improved by 570 basis points combined with a decline in services margins which fell by 90 basis points. The other revenue margin improvement is primarily due to a full year of high margin product sales from our Ascent acquisition combined with improved margins within the Technology Solutions practice in our Package Solutions segment. The 90 basis point year over year services margin decline is attributed primarily to execution issues in our European Operations and State & Local Solutions segments. In our European Operations segment, cost overruns on two fixed-price Danish projects, along with poor performance in the first half of the year in one of our U.K. offices accounted for approximately 70 basis points in overall services margin decline. In our State & Local Solutions segment, project cost overruns and a fourth quarter project cancellation and project delay negatively impacted overall services gross margins by approximately 20 basis points. Positively impacting services gross margins in 2005 was the full year benefit of Ascent and Novasoft, which combined, incrementally contributed approximately $60 million of services revenue. This incremental revenue yielded a gross margin of approximately 32.5%, positively impacting CIBER's overall services gross margin by approximately 40 basis points. The balance of the services gross profit percentage decline, about 40 basis points, was the result of higher labor costs in our Commercial Solutions and State & Local Solutions segments, and investments in our onshore and offshore CIBERsites locations.

        Selling, general and administrative expenses ("SG&A") increased to $204.6 million in 2005 from $176.7 million in 2004, primarily due to our 2004 acquisitions. As a percentage of sales, SG&A increased to 21.4% in 2005 from 20.9% in 2004. The increase is due primarily to expected higher SG&A costs in our European Operations segment, now a larger percentage of our overall business due to our acquisitions of Ascent and Novasoft. Excluding Europe, SG&A as a percentage of revenue actually decreased by approximately 20 basis points.

        Amortization of intangible assets increased to $6.0 million in 2005 from $4.2 million in 2004 due to additional amortizable intangible assets, primarily customer relationships, resulting from our recent acquisitions.

        Interest income and expense fluctuate based on our average cash balance invested or amounts borrowed. In addition to our outstanding Debentures, our average line of credit balance was approximately $43 million during 2005 as compared to $16 million during 2004. Interest income is primarily from cash held in our European subsidiaries. Net interest expense totaled approximately $7.9 million in 2005 compared to $6.1 million in the prior year.

        Other expense, net was $143,000 in 2005 as compared to other income, net of $2.2 million in 2004. The 2005 amount was primarily comprised of a $1.0 million gain on the sale of our IBM staffing operation during the third quarter and gains on foreign currency forward contracts of $748,000, offset by foreign currency losses of $1.2 million and minority interest expense of $341,000. Other income in 2004 included foreign currency gains of $1.2 million, $376,000 of gains on foreign currency forward contracts and minority interest income of $70,000. Our effective tax rate was 36.0% in 2005 compared to 37.3% in 2004. Our effective tax rates in both 2005 and 2004 were favorably impacted by a Federal research credit. The lower rate in 2005 was due to an adjustment to the expected benefit of the research and experimentation credit that CIBER first recognized at the end of 2004. Absent the adjustment to the expected benefit of this tax credit, CIBER's effective tax rate for 2005 would have been approximately 39%.

Year Ended December 31, 2004 as compared to Year Ended December 31, 2003

        Total revenue increased 22% to $843.0 million in 2004 from $692.0 million in 2003. The 2004 revenue growth primarily resulted from our 2004 acquisitions of SCB, Ascent and Novasoft, plus the full year benefit of our 2003 acquisitions of ECsoft and AlphaNet. Our 2004 acquisitions added approximately $165 million in incremental revenue to 2004 and the full year benefit of our 2003 acquisitions added another $13 million in incremental revenue to 2004. Excluding the incremental revenue contributed by the 2003 and 2004 acquisitions, 2004 revenues would have decreased by approximately 4% from the prior year. Approximately one fourth of the decrease was due to a reduction in services from a large telecommunications client in September of 2003, which negatively impacted revenue on a year over year basis by approximately $8 million. Revenue in 2004 was positively impacted by organic revenue growth in our Federal Government Solutions and European Operations segments that was offset by decreased sales in our Commercial Solutions, State & Local Government Solutions and Package Solutions segments. Our average number of billable consultants working during the year increased 26% to approximately 6,450 in 2004 from approximately 5,100 in 2003. Other revenues increased to $33.9 million in 2004 from $28.0 million in 2003 due to our acquisition of Ascent and sales of their proprietary software product. The Ascent increase was partially offset by decreased domestic hardware and software sales. Our average billing rate was $73 per hour in 2004 compared to $72 per hour in 2003.

        In total, our gross profit percentage decreased to 27.5% of revenue in 2004 from 27.9% of revenue in 2003. This decrease is due to lower gross margins on services revenue, partially offset by increased gross margins on other revenue. The decline in gross profit on services revenue was primarily due to expected lower margins on the incremental revenue contributed by SCB, as well as lower profitability on three projects that experienced cost overruns. Our gross profit percentage on other revenue increased to 36.6% in 2004 from 27.3% in 2003 due to increased sales of higher-margin proprietary software products contributed by Ascent. In addition, consultant utilization in 2004 was 88% compared to utilization of 89% in 2003.

        SG&A increased to $176.7 million in 2004 from $158.2 million in 2003, due to the incremental costs associated with our 2004 acquisitions. As a percentage of sales, SG&A decreased to 20.9% in 2004 from 22.8% in 2003, as we continued efforts to contain costs and leverage our existing overhead infrastructure. Contributing to this was a combined $2.0 million decrease in office rent and SG&A depreciation expense in 2004.

        Amortization of intangible assets increased to $4.2 million in 2004 from $2.7 million in 2003 due to additional amortizable intangible assets, primarily customer relationships, resulting from our recent acquisitions.

        Interest income and expense fluctuates based on our average cash balance invested or amounts borrowed. Interest expense increased to $7.0 million in 2004 from $2.1 million in 2003 primarily due to the December 2003 sale of $175 million of 2.875% Convertible Senior Subordinated Debentures. Interest income is primarily from cash held in our European subsidiaries.

        Other income, net was $2.2 million in 2004 as compared to $162,000 in 2003. Other income in 2004 included foreign currency transaction gains of $1.2 million, $376,000 of gains on foreign currency forward contracts and minority interest income of $70,000.

        Our effective tax rate was 37.3% in 2004 compared to 36.4% in 2003. Our effective tax rate in 2004 was favorably impacted by a Federal research credit while 2003 was largely impacted by tax benefits resulting from the closure of certain subsidiary operations. Our acquisition of Novasoft in late 2004 has also slightly increased our effective tax rates, as Novasoft operates in foreign countries with higher tax rates.

Segments

Commercial Solutions

	Year Ended December 31,
	2003	2004	2005
	(Dollars in thousands, except billing rate)
Consulting services	$353,850	$346,288	$348,335
Other revenue	9,658	7,213	7,188

Total revenue	363,508	353,501	355,523

Gross profit—consulting services	91,361	91,147	89,484
Gross profit—other revenue	1,152	739	935

Gross profit—total	92,513	91,886	90,419

Operating income	29,520	29,281	25,478
Gross profit percentage—consulting services	25.8%	26.3%	25.7%
Gross profit percentage—other revenue	11.9%	10.2%	13.0%
Gross profit percentage—total	25.5%	26.0%	25.4%
Operating income percentage	8.1%	8.3%	7.2%
Average hourly billing rate	$62	$64	$65
Consultant utilization	93%	91%	92%
Average billable headcount	3,000	2,960	2,860

        Commercial Solutions ("Commercial") revenue increased slightly in 2005 despite the negative impact from the August 2005 sale of our IBM staffing operation. The sale negatively affected services revenue by approximately $5 million in 2005 compared to 2004. Incremental revenue contributed by our 2004 acquisitions totaled approximately $4 million. Absent the acquisition and divestiture activity, organic growth was approximately 1% during 2005 and was achieved mainly because of our continued shift away from IT staffing and toward more project-based work. Commercial revenue was negatively impacted in 2003 and 2004 because of a large telecommunications client that significantly reduced the use of our services in September of 2003. This client reduction negatively impacted revenue by approximately $7 million in 2003 and by $8 million in 2004. Other revenue for our Commercial segment represents the resale of third-party hardware and software products. In 2004, the substantial decrease in other revenue as compared to 2003 was the result of continued downward pricing pressure on hardware and software, resulting from increased competition from the direct sales channels of hardware and software manufacturers.

        Gross profit percentage on services revenue decreased by 60 basis points to 25.7% in 2005 as compared to 26.3% in 2004 due to higher employee wage and benefit costs combined with an increased reliance on higher cost subcontractors. Gross profit percentage on services revenue improved by 50 basis points in 2004 to 26.3% compared to 25.8% in 2003 due to our continued shift away from IT staffing toward higher-margin project-based work. Our gross profit percentage on other revenue increased by 280 basis points in 2005 compared to 2004, which was due to the mix of products sold and our focus on the sale of higher margin products. In 2004, we experienced a 170 basis point decline in our gross profit percentage on other revenue as compared to 2003, which was due to the pricing pressures and increased competition mentioned above.

        The Commercial segment's operating income percentage declined to 7.2% in 2005 from 8.3% in 2004 due to the previously discussed gross profit decline combined with higher SG&A costs. The higher SG&A costs are primarily due to the investment we are making in CIBERsites, our low-cost application development and support centers.

Federal Government Solutions

	Year Ended December 31,
	2003	2004	2005
	(Dollars in thousands, except billing rate)
Consulting services	$73,769	$147,657	$159,836
Other revenue	—	28	—

Total revenue	73,769	147,685	159,836

Gross profit—consulting services	19,861	35,269	37,335
Gross profit—other revenue	—	2	—

Gross profit—total	19,861	35,271	37,335

Operating income	10,975	19,633	20,306
Gross profit percentage—consulting services	26.9%	23.9%	23.4%
Gross profit percentage—other revenue	—%	7.1%	—%
Gross profit percentage—total	26.9%	23.9%	23.4%
Operating income percentage	14.9%	13.3%	12.7%
Average hourly billing rate	$66	$50	$51
Consultant utilization	93%	94%	90%
Average billable headcount	600	1,550	1,700

        Federal Government Solutions ("Federal") revenue increased significantly in 2004 and continued the upward trend in 2005, though at a much slower pace. Our acquisition of SCB in March of 2004 contributed to both the 2004 and 2005 revenue increases, adding incremental revenue of approximately $50 million in 2004 and approximately $10 million in 2005. Excluding the impact of the SCB acquisition, Federal revenue grew organically by approximately 28% in 2004 and 2% in 2005 compared to the prior years. The 2004 organic revenue increase is primarily due to increased spending, particularly in the areas of defense and homeland security within existing government agency clients, as well as the successful penetration of new agency accounts resulting in new contract wins. In 2005, while revenue grew organically for the year compared to 2004, during 2005 revenue declined by approximately 10% in the last half of the year compared to the first half. The decrease is due primarily to the loss of revenue from an outsourcing contract where CIBER was a subcontractor to a larger prime vendor. The term of the outsourcing contract ended, and it was required by the Federal agency for which the work was being performed that the contract be re-bid. CIBER and the prime vendor with whom we partnered were unsuccessful in our effort to continue providing services under the contract. Loss of this contract resulted in a revenue decrease of approximately $8 million in the second half of 2005. In addition, the Federal segment recognized approximately $2 million less revenue in the last six months of 2005 compared to the first six months on a telecommunications outsourcing arrangement where we provide maintenance services on a time and materials basis. This contract remains in place, and the maintenance services associated with it will continue to fluctuate up and down based on demand. Revenue for the remaining Federal operations grew by approximately 1% in the last six months of 2005 compared to the first six months.

        Federal gross profit percentage decreased by 50 basis points in 2005 compared to 2004 and by 300 basis points in 2004 compared to 2003. Federal gross profit percentages were 23.4% in 2005, 23.9% in 2004 and 26.9% in 2003. Revenue and gross profit contributed by our March 2004 acquisition of SCB accounted for the entire decline. The average gross profit percentage associated with the revenue contributed by SCB for ten months of 2004 and a full year in 2005 was approximately 18%. This compares to gross profit margins associated with "non-SCB" Federal segment revenue of approximately 28% over that same two-year period. The majority of the Federal revenue contributed by SCB consists of long-term contracts with low bill rates and low gross margins. Although gross margins are low on these contracts, the SG&A overhead structure is also low. As a result, in 2004, operating income as a percentage of revenue declined by only 160 basis points compared to a 300 basis point decline in gross margin. In 2005, operating income declined by 60 basis points to 12.7% from 13.3% in 2004, which is a combination of the lower SCB gross margins throughout the year combined with lower operating margins in the last six months resulting from the decline in revenue previously discussed.

State & Local Government Solutions

	Year Ended December 31,
	2003	2004	2005
	(Dollars in thousands, except billing rate)
Consulting services	$78,490	$108,254	$123,180
Other revenue	8,204	7,239	2,686

Total revenue	86,694	115,493	125,866

Gross profit—consulting services	22,166	30,617	29,659
Gross profit—other revenue	852	1,043	427

Gross profit—total	23,018	31,660	30,086

Operating income	5,915	8,788	5,555
Gross profit percentage—consulting services	28.2%	28.3%	24.1%
Gross profit percentage—other revenue	10.4%	14.4%	15.9%
Gross profit percentage—total	26.6%	27.4%	23.9%
Operating income percentage	6.8%	7.6%	4.4%
Average hourly billing rate	$77	$73	$70
Consultant utilization	90%	91%	90%
Average billable headcount	560	820	975

        State & Local Government Solutions ("State & Local") revenue in 2004 and 2005 significantly benefited from our March 2004 acquisition of SCB. Excluding the impact of that acquisition, total revenue for 2005 increased on an organic basis by approximately 4% compared to 2004, and 2004 total revenue decreased organically by approximately 8% compared to 2003. 2005 consulting services revenue grew organically by approximately 10%, while other revenue, which in the State & Local segment consists of low margin, third-party hardware and software product re-selling activity, fell by over 50%. The organic growth in 2005 services revenue was attributed to growth in our security practice, as well as our ability to leverage our expertise in certain State & Local verticals. The decrease in 2004 organic total revenue was due primarily to IT budget constraints in the state and local government marketplace resulting from overall state and local budget deficits.

        The consulting services gross profit percentage in our State & Local segment decreased in 2005 to 24.1% from 28.3% in 2004. Several factors were responsible: first, the Company put a heavy dependence on high-priced subcontractors, particularly for the work associated with the Hurricane Katrina relief efforts in New Orleans; second, we experienced lower average billing rates and lower utilization elsewhere in the segment; and third, we experienced a project cost overrun and a fourth quarter project cancellation and delay that negatively impacted our service growth profit percentage by approximately 170 basis points.

        Operating income as a percentage of revenue decreased by 320 basis points in 2005 as compared to 2004. The lower gross profit percentage on services revenue in 2005, explained above, partially offset by lower SG&A costs as a percentage of revenue, accounted for the operating income percentage decrease. SG&A as a percentage of revenue was relatively flat between 2003 and 2004, and thus the improvement in 2004 operating income percentage over 2003 was due entirely to improvement in the overall gross profit percentage.

Package Solutions

	Year Ended December 31,
	2003	2004	2005
	(Dollars in thousands, except billing rate)
Consulting services	$84,380	$77,942	$89,832
Other revenue	9,421	10,060	13,032

Total revenue	93,801	88,002	102,864

Gross profit—consulting services	28,637	23,322	26,392
Gross profit—other revenue	5,230	5,385	7,599

Gross profit—total	33,867	28,707	33,991

Operating income	8,797	7,974	11,436
Gross profit percentage—consulting services	33.9%	29.9%	29.4%
Gross profit percentage—other revenue	55.5%	53.5%	58.3%
Gross profit percentage—total	36.1%	32.6%	33.0%
Operating income percentage	9.4%	9.1%	11.1%
Average hourly billing rate	$147	$145	$146
Consultant utilization	75%	72%	77%
Average billable headcount	350	375	440

        Package Solutions ("Package") 2005 revenue increased by approximately 17% compared to 2004, and 2004 revenue decreased approximately 6% compared to 2003. The 2005 increase was due to organic growth of approximately 10%, resulting from continued improved demand following the completion of the acquisition of PeopleSoft by Oracle. The decrease in 2004 revenues was primarily due to a decrease in PeopleSoft-related services offset in part by an increase in Oracle-related services. The market for PeopleSoft implementation services was hindered in 2004 due to the uncertainty around Oracle Corporation's bid to acquire PeopleSoft. Firms that had purchased PeopleSoft software licenses were reluctant to engage firms like CIBER to implement that software until there was clarity around the outcome of Oracle's takeover attempt. In addition to organic growth in the Package segment, 2005 revenues also benefited from our first quarter acquisition of a single office operation specializing in SAP implementations. This acquisition closed at the beginning of January 2005 and contributed revenue of approximately $6.5 million in 2005. Other revenue is derived from our Technology Solutions practice and represents commissions on the resale of third party IT hardware products. In 2005, other revenue increased by approximately 30% to $13.0 million compared to $10.1 million in 2004. Heavy fourth quarter demand for IT hardware sold to customers for their enterprise package software implementations along with successful cross selling efforts accounted for much of the increase.

        Gross profit as a percentage of services revenue in the Package Solutions segment declined by 50 basis points in 2005 to 29.4% compared to 29.9% in 2004. Higher labor costs accounted for the majority of the services gross profit percentage decline. The 400 basis point decrease in 2004 in gross profit percentage on services revenue was due to constrained demand because of the Oracle takeover attempt of PeopleSoft previously mentioned, which caused billing rates to compress slightly. In addition, cost overruns on a PeopleSoft project in the first half of 2004 also negatively impacted gross profit margins on services revenue. Gross profit on other revenue, which consists of commission dollars earned on the resale of certain hardware products, increased by 480 basis points in 2005 over 2004 related to higher commission rates on higher revenue volumes. Overall, gross profit percentage, after suffering a 350 basis point decline in 2004 related to the PeopleSoft takeover and surrounding uncertainty, improved by 40 basis points in 2005. The improvement was constrained by the higher labor costs mentioned above.

        The 2005 revenue increase, which caused SG&A expenses to decrease as a percentage of revenue to 21.9% in 2005 from 23.6% in 2004, combined with improved gross profit on other revenue, had a positive impact on operating income margins. Operating income as a percentage of revenue improved to 11.1% in 2005 compared to 9.1% in 2004.

European Operations

	Year Ended December 31,
	2003	2004	2005
	(Dollars in thousands, except billing rate)
Consulting services	$75,778	$131,471	$198,841
Other revenue	731	9,319	15,661

Total revenue	76,509	140,790	214,502

Gross profit—consulting services	23,927	39,452	58,169
Gross profit—other revenue	411	5,240	7,349

Gross profit—total	24,338	44,692	65,518

Operating income	2,373	9,067	8,550
Gross profit percentage—consulting services	31.6%	30.0%	29.3%
Gross profit percentage—other revenue	56.2%	56.2%	46.9%
Gross profit percentage—total	31.8%	31.7%	30.5%
Operating income percentage	3.1%	6.4%	4.0%
Average hourly billing rate	$103	$123	$126
Consultant utilization	69%	69%	69%
Average billable headcount	500	740	1,090

        Our European Operations ("European") segment revenue increased dramatically in 2003, 2004 and 2005. Our acquisition of ECsoft in January 2003 and our acquisitions of Ascent in May 2004 and Novasoft in September 2004 contributed significantly to the increase. ECsoft (now named CIBER Europe Limited) contributed revenue of approximately $55 million in 2003, $60 million in 2004, and $50 million in 2005. The 2005 ECsoft revenue results include our Denmark operation which incurred significant losses on two fixed-price projects that constrained revenue and operating income results in that operation by approximately $4.5 million. The two Denmark fixed-price projects are for a public sector client and are still ongoing. The cost overruns are the result of poor price estimating during the bidding phase, an initial poor technical design on one of the projects, resulting in a re-write of the application, poor project management and resource allocation and an inefficient change control process resulting in an expansion of the project scope without any incremental increase to the fixed price. We currently anticipate that both of these projects will be complete early in the second quarter of 2006. Ascent and Novasoft contributed approximately $25 million and $27 million in 2004, respectively, and $38 million and $84 million in 2005, respectively. Excluding acquisition related revenue, organic increases in European segment revenue were 33% in 2004 and 6% in 2005. The 2004 organic revenue increase includes the impact of favorable changes in foreign currency rates vs. the U.S. Dollar, which we estimate contributed approximately $3 million. In 2005, however, the U.S. Dollar was relatively neutral for the year against the foreign currencies that impact our European operations, though the U.S. Dollar did strengthen in the last six months of 2005. Excluding the impact of foreign exchange rate changes, our European Operations had organic revenue growth of approximately 17% in 2004 and 6% in 2005. The 2004 organic growth rate is somewhat distorted by the large percentage of overall revenue contributed by acquisitions in 2003 and 2004. Other revenue in 2004 and 2005 represents Ascent's sales of proprietary and third party software products.

        Gross profit percentage on services decreased 160 basis points in 2004 and 70 basis points in 2005. Approximately 70 basis points of the 2004 decrease were due to a project overrun in our Denmark operation. In 2005, continued project cost overruns on the two fixed-price projects in our Denmark operation mentioned above, along with poor performance in the first half of the year in one of our U.K. offices negatively impacted services gross profit by approximately 250 basis points. Positively impacting European services gross profit in 2005 was the full year benefit of Ascent and Novasoft which combined, added approximately $60 million of incremental services revenue yielding gross margins of approximately 32.5%; positively impacting services gross profit percentage by approximately 140 basis points. The remainder of the 2005 fluctuation in services gross margin, approximately 40 basis points, is due to an approximate 400 basis point improvement in gross margins in our Netherlands operation. The remainder of the fluctuation in gross profit percentage for both 2003 and 2004 was due to a change in the mix of our business resulting from our various acquisitions during those years of companies that operated at more traditional industry levels. The gross profit percentage on Europe's other revenue decreased from 56.2% in 2004 to 46.9% in 2005 due to unusually high gross profit on Ascent software sales in 2004 related to Ascent's proprietary CRM product, whereas the majority of other revenue in 2005 related to lower margin re-selling activity of other non-proprietary products.

        Europe's operating income percentage improved in 2004 compared to 2003 due to the acquisitions of Ascent and Novasoft, both higher operating margin businesses, and reductions in SG&A payroll costs and office rent. In 2005, Europe's operating income percentage decreased by approximately 240 basis points to 4.0% in 2005 compared to 6.4% in 2004. The decrease in gross profit, explained above, combined with expected higher SG&A expenses from Ascent and Novasoft, accounted for the decrease.

Liquidity and Capital Resources

        At December 31, 2005, we had $147.4 million of working capital and a current ratio of 2.15: 1. Historically, we have used our operating cash flow, borrowings under our line of credit, periodic sales of our common stock, as well as the sale of Debentures, to finance ongoing operations as well as business combinations. We believe that our cash and cash equivalents, our operating cash flow and our available line of credit will be sufficient to finance our working capital needs through at least the next year.

	Year Ended December 31,
	2004	2005
	(In thousands)
Net cash provided by (used in):
Operating activities	$36,925	$35,786
Investing activities	(127,385)	(22,333)
Financing activities	(2,070)	(12,782)
Effect of foreign exchange rates on cash	4,439	(4,456)

Net decrease in cash and cash equivalents	$(88,091)	$(3,785)

        Our balance of cash and cash equivalents was $40.7 million at December 31, 2005, compared to a balance of $44.4 million as of December 31, 2004. At both December 31, 2005 and 2004, substantially all of our cash balance was maintained by our European subsidiaries, of which, approximately $27.1 million at December 31, 2005 was held by our Novasoft subsidiary. Until we acquire 100% ownership of Novasoft, our use of Novasoft's cash, outside of their business opportunities or needs, is limited under German corporations law.

        Total accounts receivable increased slightly to $212.1 million at December 31, 2005, from $206.1 million at December 31, 2004. Total accounts receivable day's sales outstanding ("DSO") was 76 days at December 31, 2005, as compared to 75 days at December 31, 2004. Changes in accounts receivable have a significant effect on our cash flow. Items that can affect our accounts receivable DSO include: contractual payment terms, client payment patterns (including approval or processing delays and cash management), client mix (public vs. private), fluctuations in the level of IT product sales and the effectiveness of our collection efforts. Many of the individual reasons are outside of our control, and, as a result, it is normal for our DSO to fluctuate from period to period, affecting our liquidity.

        Accrued compensation and related liabilities were $44.4 million at December 31, 2005, and $46.5 million at December 31, 2004. These balances are subject to the effects from the timing of our normal bi-weekly U.S. payroll cycle. At both December 31, 2005 and 2004, there were 5 days of unpaid wages.

        Accounts payable and other accrued liabilities typically fluctuate based on when we receive actual vendor invoices and when they are paid. The largest of such items typically relates to vendor payments for IT hardware and software products that we resell and payments to services-related contractors.

        Investing activities are primarily comprised of cash paid for acquisitions and purchases of property and equipment. We used only $9.6 million of our cash for acquisitions in 2005, as compared to $120.3 million for acquisitions in 2004. Spending on property and equipment increased to $10.8 million in 2005 from $7.4 million in 2004, as we made investments in our CIBERsites locations, and purchased client project-related assets.

        In 2005 and 2004, our financing activities were primarily comprised of cash used for the repayment of our line of credit and the purchase of treasury stock and cash provided by sales of stock under our employee stock purchase plan and the exercise of employee stock options. In 2004, we also used our cash to repay $52.6 million of debt acquired in connection with our SCB and Ascent acquisitions. We purchased $10.5 million of treasury stock during 2005, as compared to $11.2 million in 2004. At December 31, 2005, we had authorization for the repurchase of an additional $6.9 million of common stock or convertible debt under our current repurchase plan. We may continue to use cash to repurchase our common stock or our convertible debt, whichever is more advantageous. The cash provided by sales of stock under our employee stock purchase plan and options exercised decreased to $5.7 million in 2005, as compared to $8.6 million in 2004.

        In early 2005, we increased our ownership in Novasoft to 95%, and we announced our intentions to attempt to acquire all of the remaining Novasoft minority interest shares. We anticipate the remaining costs to acquire all of the minority interest shares will be approximately $4-5 million which, subject to government approval, we expect to complete in 2006.

        Convertible Senior Subordinated Debentures—In a private placement on December 2, 2003, we issued $175 million of 2.875% Convertible Senior Subordinated Debentures ("Debentures") due to mature in December 2023. The Debentures are general unsecured obligations and are subordinated in right of payment to all of our indebtedness and other liabilities. Interest is payable semi-annually in arrears on June 15 and December 15 of each year.

        The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 73.3138 shares per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $13.64 per share, subject to adjustments, prior to the close of business on the final maturity date only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; (2) during the five business days after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Debentures; (3) if the Debentures have been called for redemption; or (4) upon the occurrence of certain specified corporate transactions. The conversion price is subject to adjustment in certain circumstances. On January 4, 2005, CIBER made an irrevocable election to settle in cash and not in shares, not less than 30% of the principal amount of the Debentures surrendered for conversion. On July 20, 2005, we increased our irrevocable election to settle in cash and not in shares 100% of the principal amount of the Debentures surrendered for conversion. As a result, upon conversion we will deliver cash in lieu of our common stock.

        Debenture holders may require us to repurchase their Debentures on December 15, 2008, 2010, 2013 and 2018, or at any time prior to their maturity in the case of certain events, at a repurchase price of 100% of their principal amount plus accrued interest. From December 20, 2008, to, but not including December 15, 2010, we may redeem any of the Debentures if the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days in any 30 consecutive trading day period. Beginning December 15, 2010, we may, by providing at least 30-days' notice to the holders, redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued interest.

        Bank Line of Credit—We have a $60 million revolving line of credit with Wells Fargo Bank, N.A. that expires on September 30, 2007. As of December 31, 2005, we had $42.6 million of outstanding borrowings under this line of credit. The line of credit will remain unsecured, unless borrowings exceed $40 million for two consecutive fiscal quarters or if certain financial covenant thresholds are exceeded, in which case, substantially all of CIBER's assets would secure the line of credit. The interest rate charged on borrowings under the agreement ranges from the prime rate of interest ("prime") less 1.00% to prime less 0.30%, depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter. CIBER's Pricing Ratio is defined as the ratio of CIBER's Senior Funded Indebtedness at the end of each quarter divided by CIBER's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the prior four fiscal quarters then ended. On December 31, 2005, the bank's prime rate was 7.25% and our rate for borrowing was 6.45%. We are also required to pay a fee per annum on the unused portion of the line of credit. This fee ranges from 0.25% to 0.50%, depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter.

        The terms of the credit agreement contain, among other provisions, specific limitations on additional indebtedness, liens and merger activity and prohibit the payment of any dividends. The line of credit agreement also contains certain financial covenants including a maximum asset coverage ratio (Senior Funded Indebtedness, excluding amounts due to IBM Credit under the wholesale financing agreement, divided by net accounts receivable, excluding foreign accounts and accounts securing our wholesale finance agreement with IBM Credit) of 50%; a maximum leverage ratio (a ratio of Total Funded Indebtedness divided by EBITDA) of 5.0 to 1.0; a maximum senior leverage ratio (the ratio of Senior Funded Indebtedness divided by EBITDA) of 1.5 to 1.0; and a minimum fixed charges coverage ratio (the ratio of EBITDAR to Total Fixed Charges) of 1.75 to 1.0. We are required to satisfy the financial covenants at the end of each quarter. We were in compliance with these financial covenants as of December 31, 2005. Certain elements of these ratios are defined below.

  •
  Senior Funded Indebtedness includes borrowings under our line of credit and our term loan with Wells Fargo plus the face amount of any outstanding Letters of Credit and any liabilities under our Wholesale Financing Agreement with IBM Credit. It does not include our Debentures or any liabilities under any Swap Contract.

  •
  Total Funded Indebtedness includes all Senior Funded Indebtedness plus all subordinated indebtedness. This includes our Debentures, but does not include any liabilities under any Swap Contract.

  •
  EBITDA represents net income from continuing operations plus: interest expense, income tax expense, depreciation expense and amortization expense, measured over the prior four quarters.

  •
  EBITDAR represents net income plus: interest expense, income tax expense, depreciation expense, amortization expense and rent payments, measured over the prior four quarters.

  •
  Total Fixed Charges represents the sum of capital expenditures, plus interest expense and rent payments, measured over the prior four quarters.

Contractual Obligations

        The following table summarizes our contractual obligations at December 31, 2005:

	Payments due by period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
	(In thousands)
Long-term debt(1)(2)	$217,638	$—	$42,638	$—	$175,000
Operating leases(3)	55,677	18,539	27,137	8,555	1,446
Purchase obligations	655	539	73	43	—

Total	$273,970	$19,078	$69,848	$8,598	$176,446

(1)
Our Debentures of $175 million are due 2023, and we presently pay approximately $5 million annually in interest related to the Debentures. However, pursuant to their terms, they may be redeemed for cash at various times prior to maturity beginning in 2008. Since we cannot predict any such redemption of the Debentures, their full value is reflected in this table based upon their scheduled maturity date. See Note 10 to the Consolidated Financial Statements included herein for additional information.

(2)
We believe the future interest obligation on our line of credit is not estimable, primarily because the balance is not predictable and because the interest rate is a variable rate determined quarterly. Assuming neither the balance nor the rate changes in 2006, we would pay less than $2.8 million for interest expense in 2006 related to the line of credit.

(3)
Includes operating leases for all office locations and office equipment.

Seasonality

        We experience a moderate amount of seasonality. Our consulting revenue and profitability are affected by the number of workdays in a quarter. Typically, our billable hours are reduced in the second half of the year, especially during the fourth quarter, due to the large number of holidays and vacation time taken by our billable consultants. As a result, our operating income as a percentage of revenue is generally the lowest in the fourth quarter of each calendar year.

Recently Issued Accounting Standard

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS 123R supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance, and amends SFAS No. 95, "Statement of Cash Flows." The Company will adopt SFAS 123R effective January 1, 2006, at which time, the Company must calculate and record in the income statement the cost of equity instruments, such as stock options, awarded to employees for services received. The cost of the equity instruments is to be measured based on the grant-date fair value of the instruments, and is required to be recognized over the period during which employees are required to provide services. Under the "modified prospective" transition method that we expect to apply upon adoption, compensation cost will be recognized for all awards granted subsequent to the effective date of SFAS 123R, as well as for the unvested portion of the awards outstanding as of the effective date. The implementation of the provisions of SFAS 123R will reduce our reported net income and earnings per share. We estimate that the adoption of SFAS 123R will reduce our 2006 net income by approximately $1.3 million to $1.5 million; however, actual results may vary depending on our future stock price, number of options issued and any future changes to our employee stock option programs. In the fourth quarter of 2004, CIBER's Board of Directors authorized the Company to accelerate the vesting of certain outstanding stock options in order to minimize the future expense anticipated upon adoption of SFAS 123R. During 2004 and 2005, the Company accelerated the vesting on the majority of its outstanding stock options and, in total, decreased CIBER's future option expense by approximately $6.0 million.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenue and expenses. On an on-going basis we evaluate our estimates, including those related to revenue earned but not yet billed, costs to complete fixed-price projects, collectibility of accounts receivable, valuation of goodwill, valuation of other intangible assets, certain accrued liabilities and other reserves, amounts related to income taxes and others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates. We believe the following accounting policies and estimates are most critical to our consolidated financial statements.

        Revenue recognition—We recognize revenue as services are performed or products are delivered in accordance with contractual agreements and U.S. generally accepted accounting principles. We primarily provide consulting services under time-and-materials or fixed-price contracts. We estimate that approximately 85%-90% of our service revenue is recognized under time-and-materials contracts as hours and costs are incurred. Under our typical time-and-materials billing arrangement, we bill our customers on a regularly scheduled basis, such as biweekly or monthly. At the end of each accounting period, we estimate and accrue revenue for services performed since the last billing cycle. When billed in the following month, we compare the actual bills to our accruals, and any differences are adjusted to revenue at this time. Differences are commonly the result of adjustments made as time sheets are approved, late time sheets are received and rates are changed. For fixed-price contracts for system design, development and implementation, which we estimate represent approximately 10%-15% of our total revenue, we recognize revenue based on the estimated percentage of completion based on costs incurred relative to total estimated costs. Each contract has different terms, scope, deliverables and engagement complexities that require significant judgment. The cumulative impact of any revisions in estimated revenue and cost is recognized in the period in which the facts that give rise to the revision become known. Our ability to accurately predict personnel requirements and other costs, as well as to effectively manage a project or achieve a certain level of performance, can have a significant impact on the gross margins related to our engagements. In addition, with fixed-price contracts, we are subject to the risk of cost overruns. Losses, if any, on fixed-price contracts are recognized when the loss is determined.

        Collectibility of accounts receivable—We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to cover the risk of collecting less than full payment on our receivables. At December 31, 2005, we had gross accounts receivable of $213.3 million, and our allowance for doubtful accounts was $1.2 million. Our allowance for doubtful accounts is based upon specific identification of probable losses. We review our accounts receivable and reassess our estimates of collectibility each month. Historically, our bad debt expense has been a very small percentage of our total revenue, as most of our revenues are from large credit-worthy Fortune 500 companies and governments. If our clients' financial condition or liquidity were to deteriorate, resulting in an impairment of their ability to make payments, or if customers were to express dissatisfaction with the services we have provided, additional allowances may be required.

        Evaluation of goodwill impairment—At December 31, 2005, we had $409.7 million of goodwill resulting from acquisitions. Goodwill is not amortized, but is subject to annual impairment testing. The impairment test involves the use of estimates related to the fair value of the business operations with which the goodwill is associated. The estimation of fair value requires significant judgment. Any loss resulting from an impairment test would be reflected in operating income in our statement of operations.

        Valuation of other intangible assets—In connection with our acquisitions, we are required to recognize other intangible assets separate and apart from goodwill, if such assets arise from contractual or other legal rights or if such assets are separable from the acquired business. Other intangible assets include, among other things, customer-related assets such as order backlog, customer contracts and customer relationships. Determining a fair value for such items requires a high degree of judgment, assumptions and estimates. We often use third parties to assist us with such valuations. At December 31, 2005, we had $24.7 million of other intangible assets. In addition, these intangible assets are amortized over our best estimate of their useful life.

        Accrued compensation and other liabilities—Employee compensation costs are our largest expense category. We have several different variable compensation programs, which are highly dependent on estimates and judgments, particularly at interim reporting dates. Some programs are discretionary, while others have quantifiable performance metrics. Certain programs are annual, while others are quarterly or monthly. Often actual compensation amounts cannot be determined until after our results are reported. We believe we make reasonable estimates and judgments using all significant information available. We also estimate the amounts required for incurred but not reported health claims under our self-insured employee benefit programs. Our accrual for health costs is based on historical experience, and actual amounts may vary. In addition, with respect to our potential exposure to losses from litigation, claims and other assessments, we record a liability when such amounts are believed to be probable and can be estimated.

        Income taxes—To record income tax expense, we are required to estimate our income taxes in each of the jurisdictions in which we operate. In addition, income tax expense at interim reporting dates requires us to estimate our expected effective tax rate for the entire year. This involves estimating our actual current tax liability, together with assessing temporary differences that result in deferred tax assets and liabilities and expected future tax rates. We record a valuation allowance to reduce our deferred tax assets to an amount we believe is more likely than not to be realized. We consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. If we subsequently determine that we will realize more or less of our net deferred tax assets in the future, such adjustment would be recorded as an increase or reduction of income tax expense in the period such determination is made. Circumstances that could cause our estimates of income tax expense to change include: the impact of information that subsequently becomes available as we prepare our tax returns; revision to tax positions taken as a result of further analysis and consultation; changes in the geographic mix of our business; the actual level of pre-tax income; changes in tax rules, regulations and rates; and changes mandated as a result of audits by taxing authorities.

        We also establish tax reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions are subject to challenge and that we may not fully succeed. We adjust these reserves in light of changing facts, such as the progress of a tax audit, new case law, or expiration of a statute of limitations.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risks related to changes in foreign currency exchange rates and interest rates. We believe our exposure to market risks is immaterial.

        During 2005, approximately 23% of our total revenue was attributable to our foreign operations. Our exposure to changes in foreign currency rates primarily arises from short-term intercompany transactions with our foreign subsidiaries and from client receivables in different currencies. Foreign sales are mostly made from our foreign subsidiaries in their respective countries and are typically denominated in the local currency of each country. Our foreign subsidiaries incur most of their expenses in their local currency as well, which helps minimize our risk of exchange rate fluctuations.

        In December 2005, we entered into a one-year cross-currency swap arrangement to partially hedge the foreign currency exposure associated with our net investment in certain Euro-based foreign operations. The notional amount of the swap is €42.0 million/$50.0 million. A 10% change in the value of the U.S. Dollar against the Euro would result in a $5 million change in the value of our hedge instrument. During the term of the cross-currency swap, we will also remit to and receive from the counterparty interest payments equal to the three-month EURIBOR rate plus 0.11% and the three-month U.S. LIBOR rate, respectively. At December 31, 2005, CIBER pays interest at a rate of 2.60% and receives interest at a rate of 4.53% on the notional amount, and such rates are reset quarterly. Therefore, changes in the EURIBOR and U.S. LIBOR rates will impact our net interest expense.

        Our exposure to changes in interest rates arises primarily because our indebtedness under our bank line of credit has a variable interest rate. At December 31, 2005, our outstanding borrowings under our line of credit were $42.6 million and our interest rate was 6.45%.

Financial Statements and Supplementary Data

        The following consolidated financial statements and supplementary data are included as part of this Annual Report on Form 10-K:

  Report of Independent Registered Public Accounting Firm—Ernst & Young LLP
  Report of Independent Registered Public Accounting Firm—KPMG LLP
  Consolidated Statements of Operations—Years Ended December 31, 2003, 2004 and 2005
  Consolidated Balance Sheets—December 31, 2004 and 2005
  Consolidated Statements of Shareholders' Equity—Years Ended December 31, 2003, 2004 and 2005
  Consolidated Statements of Cash Flows—Years Ended December 31, 2003, 2004 and 2005
  Notes to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of CIBER, Inc.

        We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2006 expressed an unqualified opinion thereon.

Ernst & Young LLP

Denver, Colorado
February 27, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
CIBER, Inc.:

        We have audited the accompanying consolidated statements of operations, shareholders' equity, and cash flows of CIBER, Inc. and subsidiaries for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of CIBER, Inc. and subsidiaries and their cash flows for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Denver, Colorado
February 6, 2004, except as to Note 19,
which is as of March 10, 2005

CIBER, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2003	2004	2005
	(In thousands, except per share data)
Consulting services	$663,973	$809,162	$917,443
Other revenue	28,014	33,859	38,566

Total revenue	691,987	843,021	956,009

Cost of consulting services	478,328	589,397	676,575
Cost of other revenue	20,369	21,450	22,257
Selling, general and administrative expenses	158,163	176,692	204,563
Amortization of intangible assets	2,664	4,214	5,958

Operating income	32,463	51,268	46,656
Interest income	887	923	980
Interest expense	(2,077)	(7,028)	(8,888)
Other income (expense), net	162	2,232	(143)

Income before income taxes	31,435	47,395	38,605
Income tax expense	11,451	17,694	13,898

Net income	$19,984	$29,701	$24,707

Earnings per share—basic	$0.31	$0.49	$0.40
Earnings per share—diluted	$0.31	$0.45	$0.38
Weighted average shares—basic	63,505	60,701	62,536
Weighted average shares—diluted	65,451	74,642	68,296

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2004	2005
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$44,446	$40,661
Accounts receivable, net	206,108	212,110
Prepaid expenses and other current assets	18,163	17,851
Income taxes refundable	743	267
Deferred income taxes	5,421	4,603

Total current assets	274,881	275,492

Property and equipment, at cost	61,308	60,086
Less accumulated depreciation and amortization	(34,563)	(34,698)

Property and equipment, net	26,745	25,388

Goodwill	417,663	409,703
Other intangible assets, net	31,982	24,708
Deferred income taxes	879	913
Other assets	6,522	8,363

Total assets	$758,672	$744,567

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$28,200	$31,995
Accrued compensation and related liabilities	46,491	44,371
Other accrued expenses and liabilities	35,570	31,712
Deferred revenue	12,435	14,145
Bank term loan—current portion	2,400	2,000
Income taxes payable	10,914	3,887

Total current liabilities	136,010	128,110
Bank line of credit	48,704	42,638
Bank term loan—long-term portion	1,800	—
Other long-term liabilities	2,500	503
Deferred income taxes	13,118	18,779
Long-term debentures	175,000	175,000

Total liabilities	377,132	365,030

Minority interest	3,877	2,930
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 64,705 shares issued	647	647
Additional paid-in capital	267,549	267,743
Retained earnings	107,808	130,182
Accumulated other comprehensive income (loss)	20,647	(879)
Treasury stock, 2,163 and 2,658 shares, at cost	(18,988)	(21,086)

Total shareholders' equity	377,663	376,607

Total liabilities and shareholders' equity	$758,672	$744,567

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries

Consolidated Statements of Shareholders' Equity

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital	Retained Earnings		Treasury Stock	Total Shareholders' Equity
	Shares	Amount
	(In thousands)
Balances at January 1, 2003	64,705	$647	$260,031	$67,831	$2,391	$(3,370)	$327,530

Net income	—	—	—	19,984	—	—	19,984
Unrealized loss on investments, net of $873 tax	—	—	—	—	(1,310)	—	(1,310)
Foreign currency translation	—	—	—	—	4,970	—	4,970

Comprehensive income							23,644
Employee stock purchases and options exercised	—	—	—	(2,453)	—	10,277	7,824
Tax benefit from exercise of stock options	—	—	908	—	—	—	908
Stock compensation expense	—	—	6	4	—	64	74
Settlement of DCI put options	—	—	5,832	—	—	(5,832)	—
Purchases of treasury stock	—	—	—	—	—	(55,348)	(55,348)

Balances at December 31, 2003	64,705	647	266,777	85,366	6,051	(54,209)	304,632

Net income	—	—	—	29,701	—	—	29,701
Foreign currency translation	—	—	—	—	14,596	—	14,596

Comprehensive income							44,297
Acquisition consideration	—	—	—	(3,797)	—	34,255	30,458
Employee stock purchases and options exercised	—	—	—	(3,458)	—	12,087	8,629
Tax benefit from exercise of stock options	—	—	772	—	—	—	772
Stock compensation expense	—	—	—	(4)	—	60	56
Purchases of treasury stock	—	—	—	—	—	(11,181)	(11,181)

Balances at December 31, 2004	64,705	647	267,549	107,808	20,647	(18,988)	377,663

Net income	—	—	—	24,707	—	—	24,707
Foreign currency translation	—	—	—	—	(21,526)	—	(21,526)

Comprehensive income							3,181
Acquisition consideration	—	—	—	12	—	174	186
Employee stock purchases and options exercised	—	—	—	(2,384)	—	8,085	5,701
Tax benefit from exercise of stock options	—	—	194	—	—	—	194
Stock compensation expense	—	—	—	39	—	140	179
Purchases of treasury stock	—	—	—	—	—	(10,497)	(10,497)

Balances at December 31, 2005	64,705	$647	$267,743	$130,182	$(879)	$(21,086)	$376,607

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Operating activities:
Net income	$19,984	$29,701	$24,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,604	10,006	11,486
Amortization of intangible assets	2,664	4,214	5,958
Deferred income tax expense	7,653	10,155	6,780
Provision for doubtful receivables	2,025	1,208	834
Provision for office lease and closure costs	1,267	—	—
Other, net	(253)	(27)	2,280
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	6,789	(15,948)	(11,412)
Other current and long-term assets	1,459	1,347	(1,035)
Accounts payable	1,169	4,685	5,076
Accrued compensation and related liabilities	271	(12,145)	(438)
Other accrued expenses and liabilities	(15,592)	(6,185)	(2,859)
Income taxes payable/refundable	6,328	9,914	(5,591)

Net cash provided by operating activities	42,368	36,925	35,786

Investing activities:
Acquisitions, net of cash acquired	(17,648)	(120,328)	(9,641)
Proceeds from the sale of DigiTerra Broadband, net of expenses	1,986	300	—
Sale of IBM staffing operation	—	—	1,000
Capitalized software development costs	—	—	(2,514)
Purchases of property and equipment, net	(4,410)	(7,357)	(10,757)
Purchases of investments	(62)	—	—
Sales of investments	593	—	—
Other	—	—	(421)

Net cash used in investing activities	(19,541)	(127,385)	(22,333)

Financing activities:
Employee stock purchases and options exercised	7,824	8,629	5,701
Borrowings on long-term bank line of credit	367,965	246,448	359,758
Payments on long-term bank line of credit	(389,829)	(197,744)	(365,824)
Purchases of treasury stock	(55,348)	(11,181)	(10,497)
Borrowings on term note	—	6,000	—
Payments on term note	—	(1,800)	(2,200)
Minority shareholder capital contribution	—	294	280
Repayment of debt of acquired companies	—	(52,628)	—
Line of credit origination/amendment fees paid	(250)	(88)	—
Proceeds from debenture offering, net of financing costs	169,289	—	—
Cash settlement of put options	(5,832)	—	—

Net cash provided by (used in) financing activities	93,819	(2,070)	(12,782)

Effect of foreign exchange rate changes on cash	992	4,439	(4,456)

Net increase (decrease) in cash and cash equivalents	117,638	(88,091)	(3,785)
Cash and cash equivalents, beginning of year	14,899	132,537	44,446

Cash and cash equivalents, end of year	$132,537	$44,446	$40,661

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share amounts)

(1)   Description of Operations

        CIBER, Inc. and its subsidiaries provide information technology ("IT") system integration consulting and other IT services on an international basis. Our services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning ("ERP") package environments, and across all technology platforms, operating systems and infrastructures. We also resell certain third party IT hardware and software products. Our clients consist primarily of governmental agencies, Fortune 500 and middle market companies, across most major industries. Founded in 1974, our consultants serve clients from over 60 U.S. offices, over 20 European offices, as well as several offices in Asia/India/Pacific. Our foreign operations across 16 countries, accounted for 23% of our total revenue in 2005.

(2)   Summary of Significant Accounting Policies

        The following is a description of our more significant accounting policies.

        (a)   Principles of Consolidation

        The consolidated financial statements include the accounts of CIBER, Inc. and all of its majority-owned subsidiaries (together "CIBER," "the Company," "we," "our," or "us"). All material intercompany balances and transactions have been eliminated.

        At December 31, 2005, we owned approximately 95% of the net outstanding shares of Novasoft AG ("Novasoft"). In addition, we have three international subsidiaries that have minority ownership interests. The minority shareholders' proportionate share of the equity of these subsidiaries is reflected as "minority interest" in the consolidated balance sheet. The minority shareholders' proportionate share of the net income or loss of these subsidiaries is included in "other income, net" in the consolidated statement of operations. In 2004, we recognized minority interest income of $70,000 and in 2005, we recognized minority interest expense of $341,000.

        (b)   Estimates

        The preparation of these financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenue and expense. These estimates and assumptions include, but are not limited to, estimates of revenue earned but not yet billed, costs to complete fixed-price projects, the collectibility of accounts receivable, the valuation of goodwill and other intangible assets, certain accrued liabilities and other reserves, income taxes, and others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

        (c)   Cash and Cash Equivalents

        Cash and cash equivalents includes bank demand and time deposits, money market funds, and all other highly liquid investments with maturities of three months or less when purchased. Substantially all of our cash balance at December 31, 2005 and 2004 was maintained by our European subsidiaries, of which, approximately $27.1 million at December 31, 2005 was held by our Novasoft subsidiary. Until we acquire 100% ownership of Novasoft, our use of their cash, outside of their business opportunities or needs, is limited under German corporations law.

        (d)   Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at their face amount less an allowance for doubtful accounts. On a regular basis, we evaluate our client receivables, especially receivables that are past due, and we establish the allowance for doubtful accounts based on specific client collection issues.

        (e)   Property and Equipment

        Property and equipment, which consists of computer equipment and software, furniture and leasehold improvements, is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives, ranging primarily from three to seven years. Direct costs of time and material incurred for the development of software for internal use are capitalized as property and equipment.

        (f)    Goodwill and Other Intangible Assets

        Goodwill represents the cost of acquired businesses in excess of the estimated fair value assigned to the net assets acquired. Goodwill is reviewed for impairment at the end of the second quarter of each year, or more frequently, if indicators of possible impairment arise. Goodwill is not amortized. The impairment review is performed at the business segment level. Potential impairment is indicated when the book value of a segment, including goodwill, exceeds its fair value. If potential impairment exists, the fair value of the segment is compared to the fair value of its assets and liabilities, excluding goodwill, to estimate the implied value of the segment's goodwill. Impairment loss is recognized for any excess of the book value of a segment's goodwill over the implied fair value.

        Other intangible assets arise from business combinations and consist of customer relationships and non-compete agreements that are amortized, on a straight-line basis, over periods of up to seven years.

        (g)   Capitalized Software Development Costs

        We account for the development cost of software intended for sale in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). SFAS 86 requires product development costs to be charged to expense as incurred until technological feasibility is attained. The Company determines technological feasibility to be established upon the internal release of a working model or a detailed program design as specified by SFAS 86. Capitalized costs are amortized on a straight-line basis over the estimated useful life of the software product. At December 31, 2005, unamortized software development costs were $2.5 million and are included in "other assets" on the balance sheet. There was no related amortization expense for the twelve months ended December 31, 2005 as the product under development has not yet been released.

        (h)   Long-Lived Assets (excluding Goodwill)

        We follow the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" which requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the long-term undiscounted cash flows is less than the carrying amount of the long-lived assets being evaluated.

        (i)    Revenue Recognition

        Services revenue is generally recognized as the services are performed and amounts are earned. We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable (which generally occurs when amounts are billable to customers) and collectibility is reasonably assured. The majority of our services revenue is recognized under time-and-material contracts as hours and costs are incurred. Revenue includes reimbursable expenses separately billed to clients. Revenue on cost-plus contracts is recognized based on costs incurred plus the fee earned. Under certain national, IT services contracts we are required by our client to act as a billing agent for other service providers to such client. We recognize the net fee under these arrangements as revenue.

        For fixed-price contracts for system design, development and implementation we recognize revenue based on the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenue and cost is recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. For other fixed-price contracts, revenue is recognized as amounts become billable in accordance with contract terms, or in the case of outsourcing type contracts with advanced or irregular payments, revenue is recognized on a straight-line basis unless evidence suggests that revenue is earned or obligations are fulfilled in a different pattern.

        In accordance with EITF 00-21, "Revenue Arrangements with Multiple Deliverables," we recognize revenue on arrangements with multiple deliverables as separate units of accounting only if certain criteria are met. If such criteria are not met, then combined accounting would be applied to all deliverables whereby all revenue is recognized based on the accounting applicable to the last element to be delivered.

        Other revenue includes resale of third party IT hardware and software products, sales of proprietary software, as well as commissions on sales of IT products. Some software sales arrangements also include implementation services and/or post-contract customer support. In such multi-element arrangements, if the criteria are met, revenue is recognized based on the vendor specific objective evidence of the fair value of each element. Software support revenue is recognized ratably over the term of the related agreement. Revenue related to the sale of IT products is generally recognized when the products are shipped or, if applicable, when delivered and installed, in accordance with the terms of the sale. Where we are the re-marketer of certain computer products, commission revenue is recognized when the products are drop-shipped from the vendor to the customer. Our commission revenue represents the sales price to the customer less the cost paid to the vendor.

        Unbilled accounts receivable represent amounts recognized as revenue based on services performed in advance of billings in accordance with contract terms. Under our typical time-and-materials billing arrangement, we bill our customers on a regularly scheduled basis, such as biweekly or monthly. At the end of each accounting period, we accrue revenue for services performed since the last billing cycle. These unbilled amounts are generally billed the following month. Costs and estimated earnings in excess of billings arise when percentage of completion accounting is used. Such amounts are billed at specific dates or at contract completion. Billings in excess of revenue recognized are recorded as deferred revenue, and are primarily comprised of deferred software support revenue.

        (j)    Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to operating loss carryforwards. Deferred tax amounts are based on enacted tax rates expected to be in effect during the year in which the differences reverse. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. Deferred tax assets and liabilities are classified as current and non-current amounts based on the financial statement classification of the related asset and liability. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

        The provision for income taxes represents the estimated amounts for federal, state and foreign taxes. The determination of the provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves making judgments regarding the recoverability of deferred tax assets, which can affect the overall effective tax rate. In addition, changes in the geographic mix or estimated level of pre-tax income can affect the overall effective tax rate. Interim-period tax expense is recorded based upon our best estimate of the effective tax rate expected to be applicable for the full fiscal year.

        (k)   Stock-based Compensation

        As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we account for stock-based employee compensation in accordance with the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, including Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB 25)." We measure stock-based compensation cost as the excess, if any, of the quoted market price of CIBER common stock at the grant date over the amount the employee must pay for the stock. We recorded compensation expense of $74,000, $56,000 and $179,000 in 2003, 2004 and 2005. Generally, no compensation expense is recorded for stock options as all options typically have an exercise price equal to the market value of our common stock on the date of issuance.

        The following table illustrates the effect on net income and earnings per share had we determined compensation cost for our stock-based compensation plans based on the fair value method of SFAS 123.

	Year Ended December 31,
	2003	2004	2005
	(In thousands, except per share amounts)
Net income as reported	$19,984	$29,701	$24,707
Stock-based compensation expense determined under the fair value-based method, net of related tax effects	(5,061)	(7,322)	(9,032)

Pro forma net income	$14,923	$22,379	$15,675

Earnings per share—basic: As reported	$0.31	$0.49	$0.40
Pro forma	$0.23	$0.37	$0.25
Earnings per share—diluted: As reported	$0.31	$0.45	$0.38
Pro forma	$0.23	$0.35	$0.25

        In 2004 and 2005, we accelerated the vesting on employee stock options for approximately 962,000 and 2.6 million common shares, respectively. The impact of these accelerations is reflected in the 2004 and 2005 stock-based compensation expense under the fair value method presented above. All of the options accelerated in 2004 and approximately 2.5 million of the options accelerated in 2005 were accelerated on days when their exercise prices were greater than the market price of our stock and thus, those accelerations did not have a material impact on our reported expense. Approximately 172,000 options accelerated during 2005 were accelerated when the exercise prices of the options were lower than the market price of our stock, resulting in the Company estimating and recording compensation expense of approximately $56,000. We accelerated the vesting on all of the above stock options to avoid future expense related to these options when we are required to adopt Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("SFAS 123R"), on January 1, 2006 (see Note 2 (n) below). Had the provisions of SFAS 123R been in effect previously, we believe our practices surrounding grants of employee equity instruments would have been different.

        The weighted average fair values of CIBER, Inc. options granted in 2003, 2004 and 2005 were $3.60, $3.94 and $3.53, respectively.

        The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2003	2004	2005
Expected life	5 years	5 years	5 years
Risk free interest rate	3.00%	3.40%	4.12%
Expected volatility	55%	47%	50%
Dividend yield	0%	0%	0%

        (l)    Foreign Currency Translation

        The assets and liabilities of our foreign operations are translated into U.S. dollars at current exchange rates and revenue and expense are translated at average exchange rates for the period. The resulting translation adjustments are included in "accumulated other comprehensive income" on the balance sheet. Gains and losses arising from inter-company international transactions that are of a long-term investment nature are reported in the same manner as translation adjustments.

        Foreign currency transaction gains and losses are included in the results of operations as incurred. Foreign currency gains and losses on short-term inter-company loans and advances are also included in the results of operations as incurred. We recorded net foreign currency gains of $151,000 and $1.2 million in 2003 and 2004, respectively, and a net foreign currency loss of $1.2 million in 2005, all of which are included in "other income, net" in the consolidated statement of operations.

        (m)  Comprehensive Income (Loss)

        Comprehensive income (loss) includes changes in the balances of items that are reported directly as separate components of shareholders' equity. Comprehensive income (loss) includes net income plus changes in cumulative foreign currency translation adjustment and changes in the net unrealized gain or loss on investments, net of taxes, if any. At December 31, 2002, we owned approximately 10% of ECsoft Group plc ("ECsoft") that we had acquired in the open market that was accounted for as a marketable security at market value. In January 2003, as a result of our acquisition of all of the remaining shares of ECsoft, the total ECsoft purchase price, including the shares held at December 31, 2002, have been accounted for based on actual cost. Accordingly, the unrealized gain on ECsoft shares of $2.2 million that was recorded as part of accumulated other comprehensive income at December 31, 2002, was reversed in 2003.

        At December 31, 2004 and 2005, the entire balance of "accumulated other comprehensive income (loss)" reflected on the consolidated balance sheets relates to cumulative foreign currency translation adjustment.

        (n)   Recently Issued Accounting Standard

        In December 2004, the FASB issued SFAS 123R, which is a revision of SFAS 123. SFAS 123R also supersedes APB 25 and its related implementation guidance, and amends Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows." We will adopt SFAS 123R effective January 1, 2006. SFAS 123R requires companies to recognize expense in the income statement for the grant-date fair value of all awards of equity instruments, including stock options, to employees. Expense is to be recognized over the period during which employees are required to provide service. Under the modified prospective transition method we expect to apply, compensation cost will be recognized after the date of adoption for: 1) the portion of outstanding awards granted prior to the adoption of SFAS 123R for which service has not yet been rendered, and 2) all subsequent share-based awards. The implementation of the provisions of SFAS 123R will reduce our reported net income and earnings per share. We estimate that the adoption of SFAS 123R will reduce our 2006 net income by approximately $1.3 million to $1.5 million; however, actual results may vary depending on our future stock price, number of options issued and any future changes to our employee stock option programs.

(3)   Acquisitions

        We have acquired certain businesses, as set forth below, that we have accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

Acquisitions—2005

        Effective July 1, 2005, we acquired Knowledge Systems Pvt. Ltd., an India-based professional services firm specializing in custom application development. The results of this company are reported within our Commercial Solutions segment. The purchase price paid on July 1, 2005 was approximately $2.5 million and the purchase agreement includes the possibility of future earn-out payments totaling $600,000 to be paid over the next two years. The purchase price was allocated as follows: $244,000 to net tangible assets acquired, $50,000 to other intangibles and $2.2 million to goodwill.

        During 2005, we acquired approximately another 1% of the net outstanding shares of Novasoft for consideration and expenses of $1.8 million, bringing our total ownership percentage to 95%. This increased our European segment goodwill balance by $1.8 million.

        During 2005, we acquired the interest held by a minority shareholder in one of our foreign subsidiaries for total consideration of approximately $1.7 million, which included approximately 20,000 shares of CIBER common stock valued at $186,000. This increased our European segment goodwill balance by $1.7 million.

        On January 1, 2005, we acquired certain assets and liabilities comprising an office of another entity for consideration of approximately $3.7 million. The results of the acquired office's operations have been included in our Package Solutions segment. The purchase price was allocated as follows: $561,000 to net tangible assets acquired, $400,000 to customer relationships and $2.8 million to goodwill.

Acquisitions—2004

        Novasoft AG ("Novasoft")—On September 10, 2004, we acquired approximately 67 percent of the net outstanding shares of Novasoft AG, an international SAP consultancy, headquartered in Heidelberg, Germany. We acquired the Novasoft shares owned by the two founding partners of Novasoft, in a private transaction, for total consideration of $53.7 million, consisting of $37.7 million in cash and 2,338,023 shares of CIBER common stock valued at approximately $16.0 million. The value of the CIBER shares issued was based on the average closing price of CIBER stock for the ten trading days ended August 25, 2004. In October 2004, CIBER filed with BaFin, the German securities authority, a compulsory cash offer to all of Novasoft's public shareholders to acquire the remaining Novasoft shares. Through this public offer, which concluded in November 2004, as well as other open market purchases made in November and December, we acquired an additional 27 percent of Novasoft's shares at a total cost of $23.3 million, bringing our total ownership percentage at December 31, 2004 to approximately 94 percent. Novasoft's shares trade on the Frankfurt Stock Exchange.

        Novasoft and its subsidiaries provide implementation and other consulting services related to SAP software products. Novasoft is an SAP Alliance Partner and implements all of SAP's ERP products including mySAP.com products and industry specific applications. At the time of the acquisition, Novasoft had approximately 425 consultants, located mainly in Germany, the United Kingdom and Spain. We acquired Novasoft to expand our international presence as well as our capacity to deliver SAP related services.

        We recorded goodwill of $50.0 million related to the acquisition of Novasoft. The Novasoft goodwill has been assigned to our European Operations segment. We expect that none of this goodwill will be deductible for income tax purposes. We have assigned $5.7 million to other intangible assets for the estimated fair value of customer relationships, which is being amortized on a straight-line basis over five years. At the date of the acquisition, Novasoft had tax loss carryforwards in certain foreign jurisdictions for which a full valuation allowance has been recorded. Any subsequent tax benefits from these loss carryforwards will be recorded as a reduction of goodwill.

        Ascent Technology Group Limited ("Ascent")—On May 24, 2004 we acquired Ascent Technology Group Limited and Subsidiaries. Ascent, based in Leicestershire, U.K., provides IT services to medium-size enterprises, with a particular focus on software implementation and sales, including both SAP and Sage ERP solutions. Ascent also developed and sells their own proprietary customer relationship management software. At the time of the acquisition, Ascent had approximately 130 consultants. This acquisition expands our existing U.K. presence and allows us to achieve economies of scale resulting in reduced overhead costs as a percentage of revenue. The total consideration paid by CIBER for all of Ascent's outstanding shares was approximately $21.7 million consisting of $20.2 million in cash, and approximately 177,000 shares of CIBER common stock valued at $1.5 million. The value of the CIBER shares issued was based on the average closing price of CIBER stock for the ten trading days ended May 19, 2004.

        We have recorded goodwill of $36.9 million related to the acquisition of Ascent. The Ascent goodwill has been assigned to our European Operations segment. We expect that approximately $500,000 of this goodwill will be deductible for income tax purposes. We have assigned $7.1 million to other intangible assets for the estimated fair value of customer relationships, which is being amortized on a straight-line basis over seven years.

        SCB Computer Technology, Inc. ("SCB")—On March 1, 2004 we acquired SCB Computer Technology, Inc. and Subsidiaries. SCB, based in Memphis, Tennessee, provided IT services similar to CIBER, including consulting, outsourcing and professional staffing, with a particular focus on federal and state government clients, and has been combined with our existing operations. At the date of the acquisition, SCB had approximately 1,250 consultants. This acquisition primarily expanded our Federal Government Solutions and State & Local Government Solutions segments, and to a lesser extent, added beneficial customer relationships to our Commercial Solutions business. We acquired SCB because we expect that a combined CIBER and SCB will be able to compete more effectively for larger public sector contracts. The acquisition provided an opportunity to realize operational efficiencies in the form of lower combined selling, general and administrative costs, primarily by reducing SCB's corporate administrative costs. The total consideration paid by CIBER for all of SCB's outstanding shares, options and warrants was approximately $57.3 million consisting of $44.3 million in cash, 1,353,000 shares of CIBER common stock valued at approximately $12.7 million and replacement employee stock options valued at $271,000. The value of the CIBER shares issued was based on the average closing price of CIBER stock for the five trading days ended three days prior to the closing date. Prior to the acquisition by CIBER, SCB common stock was publicly traded in the over-the-counter market.

        We have recorded goodwill of $63.4 million related to the acquisition of SCB, which has been allocated to our Commercial, Federal Government Solutions and State & Local Government Solutions segments (see Note 8). We expect that approximately $23.3 million of the total SCB goodwill will be deductible for income tax purposes. We have assigned $12.2 million to other intangible assets for the estimated fair value of customer relationships, which is being amortized, on a straight-line basis over seven years. SCB exit costs consisted of $2.1 million paid to terminate an office lease and $327,000 paid for severance of certain SCB personnel.

        The following table summarizes the estimated fair values of the acquired assets and assumed liabilities of Novasoft, Ascent and SCB at the date of acquisition:

	Novasoft	Ascent	SCB
	(In thousands)
Cash and cash equivalents	$16,486	$1,452	$1,683
Accounts receivable, net	17,207	5,483	21,863
Prepaid expenses and other current assets	4,831	3,633	881
Income taxes refundable	768	64	104
Deferred income taxes	1,059	169	5,315
Property and equipment	3,872	2,581	6,093
Other assets	374	—	229
Other intangible assets	5,689	7,075	12,165

Total assets acquired	50,286	20,457	48,333

Accounts payable	(1,950)	(2,220)	(1,198)
Accrued compensation and related liabilities	(7,849)	(1,445)	(7,808)
Deferred revenue	—	(7,870)	(632)
Income taxes payable	(1,467)	—	—
Other liabilities	(4,504)	(993)	(7,872)
Long-term debt	—	(19,534)	(33,094)
Deferred income taxes	(2,400)	(2,122)	—
Minority interest	(3,244)	—	—

Total liabilities assumed	(21,414)	(34,184)	(50,604)

Net assets (liabilities)	$28,872	$(13,727)	$(2,271)

        The components of the purchase price allocation for Novasoft, Ascent and SCB were as follows:

	Novasoft	Ascent	SCB
	(In thousands)
Cash paid	$60,988	$20,191	$44,324
CIBER shares issued	16,011	1,473	12,704
CIBER options issued	—	—	271
Transaction costs	1,827	1,020	1,342
Severance costs and other exit costs	—	537	2,467

Total	$78,826	$23,221	$61,108

Allocation of purchase price:
Net asset (liability) value acquired	$28,872	$(13,727)	$(2,271)
Goodwill	49,954	36,948	63,379

Total	$78,826	$23,221	$61,108

        Services Division of FullTilt Solutions, Inc.—On January 23, 2004, we acquired certain assets and liabilities comprising the Services Division of FullTilt Solutions, Inc. (the "Services Division") for $9.8 million. The Services Division had operations similar to CIBER, located in Philadelphia and Pittsburgh and has been combined with CIBER's existing Commercial Solutions operations in those areas. The addition enhanced our business model, expanded our customer base and strengthened our project delivery capability. This acquisition added approximately 80 consultants. The purchase price was allocated as follows: $1.2 million to net tangible assets acquired, $1.6 million to customer relationships and $6.9 million to goodwill.

Acquisitions—2003

        AlphaNet Solutions, Inc. ("AlphaNet")—On June 25, 2003, we completed our acquisition of AlphaNet. Prior to the acquisition, AlphaNet's shares were publicly traded on the NASDAQ. We acquired all of the approximately 6.3 million outstanding shares of AlphaNet for cash consideration of $4.05 per share. The aggregate purchase price for all of AlphaNet's shares, including stock options, totaled approximately $28.5 million, excluding transaction-related costs. CIBER paid to the holders of vested AlphaNet stock options having an exercise price of less than $4.05 per share, the amount of $4.05 minus the exercise price of each vested stock option. A significant consideration in arriving at the purchase price was AlphaNet's cash balance of $19.0 million at closing. AlphaNet, located in Cedar Knolls, New Jersey, provided IT consulting services similar to CIBER and had 120 consultants at the time of the acquisition. We acquired AlphaNet to increase our capabilities and service offerings, and our client base in the New York/New Jersey metro area. AlphaNet was combined with our existing Edison, New Jersey operations.

        ECsoft Group plc ("ECsoft")—Effective January 23, 2003, we completed our acquisition of ECsoft. Prior to the acquisition, ECsoft's shares were publicly traded on the London Stock Exchange. We acquired all of the approximately 10.0 million outstanding shares of ECsoft, not already owned by CIBER, for cash consideration of 305 pence (approximately $4.94) per share, or approximately $50.2 million in the aggregate. In addition, we had previously acquired approximately 1.1 million ECsoft shares in the open market at a cost of approximately $3.2 million, bringing our total cost for all of ECsoft's shares to approximately $53.4 million, excluding transaction-related costs. At the time of the acquisition, ECsoft, (now named CIBER Europe Limited) which is incorporated under the laws of England and Wales had approximately 440 consultants and operations in Denmark, the Netherlands, Norway, Sweden and the United Kingdom that provided IT consulting services similar to CIBER. We acquired ECsoft to expand our European presence.

        The following table summarizes the estimated fair values of the acquired tangible assets and assumed liabilities of AlphaNet and ECsoft at the date of acquisition:

	AlphaNet	ECsoft
	(In thousands)
Cash and cash equivalents	$19,007	$45,411
Accounts receivable, net	4,442	9,851
Property and equipment	151	2,193
Prepaid expenses and other current assets	485	2,102
Deferred income taxes	3,175	—
Income taxes refundable	2,642	679
Other assets	—	329

Total assets acquired	29,902	60,565

Accounts payable	(305)	(2,023)
Accrued compensation and related liabilities	(308)	(6,208)
Accrued lease costs	—	(4,689)
Deferred income taxes	—	(1,856)
Other liabilities	(1,670)	(9,915)

Total liabilities assumed	(2,283)	(24,691)

Net tangible assets	$27,619	$35,874

        The components of the purchase price allocation for AlphaNet and ECsoft are as follows:

	AlphaNet	ECsoft
	(In thousands)
Cash paid for shares	$25,617	$53,435
Cash paid for AlphaNet stock options	2,894	—
Transaction costs	656	2,182
Severance costs	574	2,535

Total	$29,741	$58,152

Allocation of purchase price:
Net tangible asset value acquired	$27,619	$35,874
Other intangible assets	1,628	5,623
Goodwill	494	16,655

Total	$29,741	$58,152

        The AlphaNet goodwill has been assigned to our Commercial Solutions Segment and the ECsoft goodwill has been assigned to our European Operations Segment. We expect that all of the AlphaNet goodwill and $2.5 million of the ECsoft goodwill will be deductible for income tax purposes. At the date of the acquisition, ECsoft had tax loss carryforwards in certain foreign jurisdictions for which a full valuation allowance has been recorded. Any subsequent tax benefits from these loss carryforwards will be recorded as a reduction of goodwill. We recorded an accrued liability of $574,000 and $2.5 million for payments of severance for certain AlphaNet and ECsoft personnel, respectively.

(4)   Sales

Sale of IBM Staffing Operation

        On August 1, 2005, we sold the portion of our IBM operation that was covered by IBM's national staffing contract to a third party. We recognized a gain of $1.0 million in other income for the year ended December 31, 2005 as a result of this transaction. The agreement also specifies future payments may be made to CIBER in the event that performance of the transferred operation exceeds specified thresholds at the end of each of the next three years.

Sale of DigiTerra Broadband

        On May 31, 2003, we sold our DigiTerra Broadband subsidiary for $2.3 million, net of expenses, resulting in a pre-tax gain of $643,000, which has been included in other income for the year ended December 31, 2003. As consideration, we initially received $2.0 million in net cash proceeds and the remaining $300,000 was received in 2004. DigiTerra Broadband was a wholly owned subsidiary of CIBER, Inc., that provided technology to automate the sale and management of broadband, wireless and digital video services. Prior to its sale, DigiTerra Broadband generated revenue of $795,000 and a net operating loss of $156,000 for the five months ended May 31, 2003.

(5)   Earnings per Share

        Pursuant to the terms of our Convertible Senior Subordinated Debentures ("Debentures"), the Debentures may be converted to shares of CIBER common stock under certain conditions. In accordance with Emerging Issues Task Force Issue 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share" ("EITF 04-8"), the dilutive effect of our Debentures has been included in our diluted earnings per share calculations below. When assuming conversion of the Debentures for purposes of calculating diluted earnings per share, we also adjust net income to exclude the net of tax cost of interest expense on the Debentures.

        For purposes of our 2003 and 2004 diluted earnings per share calculations, we assumed that the Debentures had been fully surrendered for conversion, the result of which would require us to issue approximately 12,830,000 shares of our common stock. In 2003, however, the Debentures were outstanding for only one month, thus their dilutive effect was 1,069,000 shares. On January 4, 2005, we made an irrevocable election to settle not less than 30% of the principal amount of the Debentures surrendered for conversion in cash and not in shares. As a result, our calculations of diluted earnings per share thereafter assumed conversion of only 70% of the Debentures, which would require us to issue approximately 8,981,000 shares of our common stock. On July 20, 2005, we amended our irrevocable election to settle 100% of the principal amount of the Debentures surrendered for conversion in cash and not in shares. As a result, our calculations of diluted earnings per share thereafter assumed conversion of none of the Debentures. Due to the irrevocable elections mentioned above, our calculations of diluted earnings per share for 2005 were calculated on a pro rata basis and resulted in approximately 4,978,000 shares being included in our diluted weighted average shares for the year. Subsequent year's calculations of diluted earnings per share will not include any shares related to the conversion of the Debentures.

        Our computation of earnings per share—basic and diluted is as follows:

	Year Ended December 31,
	2003	2004	2005
	(In thousands, except per share amounts)
Numerator:
Basic—net income as reported	$19,984	$29,701	$24,707
Interest expense related to the debentures, net of related tax effects	319	3,834	1,465

Diluted—net income assuming debenture conversion	$20,303	$33,535	$26,172

Denominator:
Basic weighted average shares outstanding	63,505	60,701	62,536
Dilutive effect of debentures	1,069	12,830	4,978
Dilutive effect of employee stock options	757	1,111	782
Dilutive effect of put option	120	—	—

Diluted weighted average shares	65,451	74,642	68,296

Earnings per share—basic	$0.31	$0.49	$0.40
Earnings per share—diluted	$0.31	$0.45	$0.38

        Dilutive securities are excluded from the computation in periods in which they have an antidilutive effect. The average number of antidilutive stock options (options whose exercise price is greater than the average CIBER stock price during the period) omitted from the computation of diluted weighted average shares outstanding was 3,331,000, 2,371,000 and 4,124,000 for 2003, 2004 and 2005, respectively.

(6)   Accounts Receivable

        Accounts receivable consists of the following:

	December 31,
	2004	2005
	(In thousands)
Billed accounts receivable	$161,063	$158,232
Unbilled—scheduled billings	37,647	47,795
Costs and estimated earnings in excess of billings	9,468	7,301

	208,178	213,328
Less allowance for doubtful accounts	(2,070)	(1,218)

	$206,108	$212,110

        The activity in the allowance for doubtful accounts consists of the following:

		Additions
					Effect of foreign exchange rate changes
	Balance at beginning of period	Charge to cost and expense	Other(1)	Deductions (Write-offs)		Balance at end of period
	(In thousands)
Year ended December 31, 2003	$916	2,025	510	(1,795)	—	$1,656
Year ended December 31, 2004	$1,656	1,208	832	(1,626)	—	$2,070
Year ended December 31, 2005	$2,070	834	—	(1,584)	(102)	$1,218

(1)
Represents additions due to acquisitions

(7)   Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2004	2005
	(In thousands)
Computer equipment and software	$41,836	$41,640
Furniture and fixtures	12,329	10,618
Leasehold improvements and other	7,143	7,828

	61,308	60,086
Less accumulated depreciation	(34,563)	(34,698)

Property and equipment, net	$26,745	$25,388

(8)   Goodwill and Other Intangible Assets

        The changes in the carrying amount of goodwill are as follows:

	Commercial Solutions	Federal Govt. Solutions	State & Local Gov't. Solutions	Package Solutions	European Operations	Total
	(In thousands)
Balance at January 1, 2004	$119,803	$30,250	$27,122	$38,171	$34,646	$249,992

Acquisition of SCB	3,853	44,366	15,160	—	—	63,379
Acquisition of Ascent	—	—	—	—	36,948	36,948
Acquisition of Novasoft	—	—	—	—	49,193	49,193
Acquisition of FullTilt	6,936	—	—	—	—	6,936
Other	1,230	—	—	—	—	1,230
Effect of foreign exchange rate changes	—	—	—	—	9,985	9,985

Balance at December 31, 2004	131,822	74,616	42,282	38,171	130,772	417,663

Acquisitions	2,281	—	—	3,185	3,350	8,816
Adjustments on prior acquisitions	(4)	(47)	(16)	—	(430)	(497)
Effect of foreign exchange rate changes	—	—	—	—	(16,279)	(16,279)

Balance at December 31, 2005	$134,099	$74,569	$42,266	$41,356	$117,413	$409,703

        Amortized other intangible assets are comprised of the following:

	Cost	Accumulated Amortization	Intangible Assets, net
	(In thousands)
December 31, 2004
Customer relationships	$39,624	$(7,642)	$31,982

December 31, 2005
Noncompete agreements	$50	$(8)	$42
Customer relationships	37,789	(13,123)	24,666

	$37,839	$(13,131)	$24,708

        Aggregate amortization expense totaled $2.7 million, $4.2 million and $6.0 million in 2003, 2004 and 2005, respectively.

        Amortization expense for future periods as estimated at December 31, 2005 consists of the following (in thousands):

Estimated Amortization Expense
Year ended December 31, 2006	$5,630
Year ended December 31, 2007	5,035
Year ended December 31, 2008	5,027
Year ended December 31, 2009	5,019
Year ended December 31, 2010	3,285

(9)   Office Leases

        We have non-cancelable operating leases for our office space. We also have certain office locations that we have subleased to other parties. Net rent expense for operating leases totaled $13.7 million, $12.1 million and $13.4 million in 2003, 2004 and 2005, respectively. Net rent expense included accrued lease losses of $1.3 million in 2003.

        Future minimum lease payments and sublease receipts as of December 31, 2005 are:

	Rental Payments	Sublease Receipts
	(In thousands)
2006	$14,140	$1,175
2007	10,947	558
2008	7,920	171
2009	4,424	—
2010	3,428	—
Thereafter	1,493	—

	$42,352	$1,904

        We have a lease costs reserve for certain office space that is vacant or has been subleased at a loss. The activity in this reserve consists of the following (in thousands):

Lease Costs Reserve
Balance at January 1, 2004	$8,557

Additions due to acquisition	2,769
Cash payments	(5,568)
Foreign currency translation	214

Balance at December 31, 2004	5,972

Cash payments	(3,784)
Foreign currency translation	(190)

Balance at December 31, 2005	$1,998

(10) Convertible Senior Subordinated Debentures

        On December 2, 2003, in a private placement, we issued $175 million of 2.875% Convertible Senior Subordinated Debentures ("Debentures") due to mature in December 2023. The Debentures are general unsecured obligations and are subordinated in right of payment to all of our indebtedness and other liabilities. The Debentures accrue interest at a rate of 2.875% per year. Interest is payable semi-annually in arrears on June 15 and December 15 of each year.

        The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 73.3138 shares per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $13.64 per share, subject to adjustments, prior to the close of business on the final maturity date only under the following circumstances: (1) during any fiscal quarter if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; (2) during the five business days after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Debentures; (3) if the Debentures have been called for redemption; or (4) upon the occurrence of certain specified corporate transactions. The conversion price is subject to adjustment in certain circumstances. On January 4, 2005, we made an irrevocable election to settle in cash and not in shares, not less than 30% of the principal amount of the Debentures surrendered for conversion. On July 20, 2005, we increased our irrevocable election to settle in cash and not in shares 100% of the principal amount of the Debentures surrendered for conversion. As a result, upon conversion we will deliver cash in lieu of our common stock.

        Debenture holders may require us to repurchase their Debentures on December 15, 2008, 2010, 2013 and 2018, or at any time prior to their maturity in the case of certain events, at a repurchase price of 100% of their principal amount plus accrued interest. From December 20, 2008, to, but not including December 15, 2010, we may redeem any of the Debentures if the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days in any 30 consecutive trading day period. Beginning December 15, 2010, we may, by providing at least 30-days' notice to the holders, redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued interest.

        Debenture issuance costs were approximately $5.8 million and are being amortized over five years to interest expense. The unamortized debt issuance costs were $3.4 million as of December 31, 2005. Of this amount, $1.2 million is included in prepaid and other current assets and $2.2 million is included in other assets in the accompanying consolidated balance sheet.

(11) Bank Line of Credit, Bank Term Loan and Financing Agreement

        Bank Line of Credit—We have a $60 million revolving line of credit with Wells Fargo Bank, N.A that expires on September 30, 2007. The line of credit will remain unsecured, unless borrowings exceed $40 million for two consecutive fiscal quarters, or, if certain financial covenant thresholds are exceeded, in which case, substantially all of CIBER's assets would secure the line of credit. The interest rate charged on borrowings under the agreement ranges from the prime rate of interest ("prime") less 1.00% to prime less 0.30%, depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter. CIBER's Pricing Ratio is defined as the ratio of CIBER's Senior Funded Indebtedness at the end of each quarter, divided by CIBER's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the prior four fiscal quarters then ended. Senior Funded Indebtedness means the sum of our liabilities for borrowed money, excluding our Debentures and any liabilities under any swap contract. On December 31, 2005, the bank's prime rate was 7.25% and our rate for borrowing was 6.45%. We are also required to pay a fee per annum on the unused portion of the line of credit. This fee ranges from 0.25% to 0.50%, depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter. The line of credit agreement contains certain financial covenants including: a maximum senior leverage ratio, a minimum fixed charge coverage ratio, a maximum leverage ratio and a maximum asset coverage ratio. We were in compliance with these financial covenants as of December 31, 2005. The terms of the credit agreement also contain, among other provisions, specific limitations on additional indebtedness, liens and acquisitions, purchases of treasury stock, investment activity and prohibits the payment of any dividends. The line of credit provides for the issuance of up to $15 million in letters of credit. Any outstanding letters of credit reduce the maximum available borrowings under the line of credit. At December 31, 2005, we had $6.2 million of outstanding letters of credit securing certain financial performance obligations.

        Bank Term Loan—On April 9, 2004, we entered into a term loan with Wells Fargo for $6.0 million that matures on September 30, 2006. The term loan bears interest at the same rate as our line of credit. This term loan is secured by certain computer hardware. The outstanding principal balance of the term loan is due in equal monthly installments of $200,000. At December 31, 2005, the term loan had an outstanding principal balance of $2.0 million.

        Wholesale Financing Agreement—In connection with our operation as an authorized remarketer of certain computer hardware and other products, we have an Agreement for Wholesale Financing with IBM Credit LLC. Outstanding amounts under this agreement, which totaled $7.9 million and $8.6 million at December 31, 2004 and 2005, respectively, are included in accounts payable. Our payment of individual amounts financed is due within normal trade credit payment terms, generally 45 days, and are without interest. Outstanding amounts under the Wholesale Financing Agreement are secured by substantially all of our assets.

(12) Financial Instruments

        The Company's financial instruments include cash and cash equivalents, accounts receivable and accounts payable. Due to their short-term nature, the book value of these instruments approximates fair value. The Company's financial instruments also include debt and a cross-currency swap. Book value of the borrowings under our bank line of credit and bank term loan approximate their fair values due to the variable interest rates on these borrowings. We estimate the fair value of our $175 million Convertible Senior Subordinated Debentures to be approximately $149.0 million based on the trading price for our debentures on December 31, 2005.

        We have numerous investments in foreign subsidiaries, and the net assets of those subsidiaries are exposed to foreign currency exchange rate volatility. In December 2005, we entered into a one-year cross-currency swap arrangement to partially hedge the foreign currency exposure associated with our net investment in certain Euro-based foreign operations ("net investment hedge"). The notional amount of the swap is €42.0 million/$50.0 million. During the term of this transaction, we will remit to and receive from the counterparty interest payments equal to three-month EURIBOR plus 0.11% and three-month U.S. LIBOR rates, respectively. At December 31, 2005, CIBER pays interest at a rate of 2.60% and receives interest at a rate of 4.53% on the notional amount, and such rates are reset quarterly. These payments will be recorded as an adjustment to our reported interest expense during the periods. Gains and losses in the net investment in the Company's subsidiaries due to foreign exchange volatility will be partially offset by foreign exchange losses and gains related to this net investment hedge, both of which will be recorded within "accumulated other comprehensive income (loss)" on the Consolidated Balance Sheet. The amount recorded within accumulated other comprehensive income (loss) during 2005 related to this swap increased shareholders' equity by $219,000.

        From time to time, we enter into foreign exchange forward contracts for investment purposes. These derivative financial instruments generally have maturities of less than one year and are subject to fluctuations in foreign exchange rates, as well as credit risk. These foreign exchange forward contracts do not qualify as hedges and, accordingly, gains and losses from settlement of such contracts, as well as changes in fair value of any open contracts are included in "other income, net" in the consolidated statement of operations. Net gains of $376,000 and $748,000 were recorded in 2004 and 2005, respectively. There were no open forward contracts at December 31, 2005.

        We manage credit risk related to our cross-currency swap and our foreign exchange forward contracts through careful selection of the financial institution utilized as the counterparty.

(13) Income Taxes

        Income tax expense consists of the following:

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Current:
Federal	$1,793	$2,945	$2,471
State and local	1,515	1,203	1,435
Foreign	490	3,391	3,212

	3,798	7,539	7,118

Deferred:
Federal	6,172	8,503	5,812
State and local	1,481	2,041	1,530
Foreign	—	(389)	(562)

	7,653	10,155	6,780

Income tax expense	$11,451	$17,694	$13,898

        U.S. and foreign income before income taxes are as follows:

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
United States	$28,256	$40,393	$31,351
Foreign	3,179	7,002	7,254

	$31,435	$47,395	$38,605

        Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax rate to income before income taxes as a result of the following:

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Income tax expense at the federal statutory rate of 35%	$11,002	$16,588	$13,512
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	1,948	2,109	1,927
Nondeductible other costs	707	907	767
Federal research credit	—	(2,641)	(2,403)
Deductions from closure of subsidiaries	(2,213)	—	—
Other	7	731	95

Income tax expense	$11,451	$17,694	$13,898

        Our policy is to establish reserves for taxes that may become payable in future years as a result of an examination by tax authorities. In accordance with Statement of Financial Accounting Standards

No. 5 ("SFAS 5"), "Accounting for Contingencies," we establish the reserves based upon our assessment of the exposure associated with certain tax positions. The tax reserves are analyzed periodically and adjusted, as events occur to warrant adjustment to the reserves, such as when the statutory period for assessing tax on a given tax return or period expires, the reserve associated with that period is reduced. In addition, the adjustment to the reserve may reflect additional exposure based on current calculations. Similarly, if tax authorities provide administrative guidance or a decision is rendered in the courts, appropriate adjustments will be made to the tax reserve. At December 31, 2005, we have recorded a tax reserve of $2.5 million that is included in "other accrued expenses and liabilities" on the consolidated balance sheet.

        The components of the net deferred tax asset or liability are as follows:

	December 31,
	2004	2005
	(In thousands)
Deferred tax assets:
Accrued expenses	$5,901	$4,800
Accounts receivable	391	155
Federal tax credit carryforwards	3,504	4,288
U.S. net operating loss carryforwards	6,653	5,553
Foreign net operating loss carryforwards	12,294	8,640

Total gross deferred tax assets	28,743	23,436
Less valuation allowance for Foreign NOL's	(8,899)	(6,106)

Deferred tax assets	19,844	17,330

Deferred tax liabilities:
Property and equipment	(744)	(635)
Capitalized software	—	(1,017)
Intangible assets	(25,047)	(28,656)
Other	(871)	(285)

Total gross deferred tax liabilities	(26,662)	(30,593)

Net deferred tax liability	$(6,818)	$(13,263)

Balance sheet classification of deferred taxes:
Deferred tax asset—current	$5,421	$4,603
Deferred tax asset—long-term	879	913
Deferred tax liability—long-term	(13,118)	(18,779)

Net deferred tax liability	$(6,818)	$(13,263)

        Based on our evaluation of current and anticipated future taxable income, we believe sufficient taxable income will be generated to realize the deferred tax assets. In 2003, we recognized $3,605 of tax benefit from the closure of a subsidiary that was recorded as a reduction to goodwill.

        At December 31, 2005, we have approximately $15.5 million of net operating loss ("NOL") carryforwards for U.S. Federal tax purposes resulting from acquisitions. Annual usage of these U.S. NOL's are limited under U.S. tax rules, however, they do not begin to expire until 2020. There is no valuation allowance for U.S. NOL's as we expect to fully utilize them. At December 31, 2005, we also have approximately $32.7 million of foreign NOL's of which approximately $23.1 million were pre-acquisition NOL's. We have recorded a valuation allowance for over two-thirds of the foreign NOL's due to the uncertainty over our ability to utilize them. Approximately 85% of the foreign NOL's do not expire. Any additional realized benefit from any pre-acquisition NOL's will be recorded as a reduction of goodwill.

        We do not provide for U.S. income taxes on the undistributed earnings of our foreign subsidiaries, as we consider these to be permanently reinvested in the operations of such subsidiaries. At December 31, 2005, these undistributed earnings totaled approximately $52.2 million. If some of these earnings were distributed, some countries may impose withholding taxes; in addition, as foreign taxes have previously been paid on these earnings, we would expect to be entitled to a U.S. foreign tax credit that would reduce the U.S. taxes owed on such distribution. As such, it is not practicable to determine the net amount of the related unrecognized U. S. deferred tax liability.

(14) Stock-Based Plans

        Our stock-based compensation plans are described below.

        CIBER, Inc. 2004 Incentive Plan (the "2004 Plan")—On April 27, 2004, our shareholders approved the adoption of the CIBER, Inc. 2004 Incentive Plan to replace the 1994 Employees' Stock Option Plan and the Directors' Stock Option Plan, both of which expired on January 31, 2004, and the Directors' Stock Compensation Plan, which had no expiration date. As part of this adoption, 5,000,000 shares of CIBER, Inc. common stock were authorized for issuance under the 2004 Plan. The plan administrators may grant restricted stock, stock options, performance bonuses or any combination thereof, to officers, employees and consultants. The Compensation Committee of the Board of Directors determines the number, nature and vesting of such awards. The 2004 Plan also implements a formula stock plan for non-employee directors. Under the formula plan, each non-employee director will receive a non-statutory option to purchase 20,000 shares of common stock upon election to the Board of Directors, and an option to purchase 5,000 shares of common stock on each anniversary of election to the Board of Directors. Anniversary options will be exercisable one year from grant, and initial option grants will vest in equal annual increments over a two-year period. All other options granted under the 2004 Plan become exercisable as determined at the date of grant by the Board of Directors and all 2004 Plan options must expire no later than 10 years from the date of grant. The 2004 Plan further provides for a grant of shares to each non-employee director having a fair market value of approximately $2,500 for attendance at each meeting of our Board of Directors. As of December 31, 2005, there are approximately 1,898,000 shares available for future grants under the 2004 Plan.

        1994 Employees' Stock Option Plan—Prior to this plan's expiration on January 31, 2004, the plan administrators could grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The Compensation Committee of the Board of Directors determined the number and nature of such awards. Options issued under this plan are set to become exercisable as determined at the various dates of grant by the Board of Directors and will expire through 2020.

        Directors' Stock Option Plan—Prior to its expiration on January 31, 2004, this plan provided for the issuance of stock options to non-employee, non-affiliate directors. Such stock options were non-discretionary and granted annually at the fair market value of our common stock on the date of grant. The number of options granted annually was fixed by the plan. Options outstanding under this plan expire through 2014.

        SCB Employee Inducement Award Plan—Effective March 1, 2004, we established the SCB Employee Inducement Award Plan. This plan was established to provide new CIBER employees who joined the Company as a result of the SCB acquisition with CIBER stock options. This is a single-purpose plan approved by CIBER's Board of Directors under which options for approximately 275,000 shares were issued. No further options may be granted under this plan.

        At December 31, 2005, there were approximately 11,295,000 shares of CIBER common stock reserved for outstanding and available future grants under our stock option plans.

        A summary of the status of the CIBER, Inc. stock option plans as of December 31, 2003, 2004 and 2005, and changes during the periods ending on those dates is presented below:

	Year Ended December 31,
	2003		2004		2005
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
	(Options in thousands)
Outstanding, beginning of year	7,295	$8.47	7,579	$8.08	8,195	$8.25
Granted	1,641	6.19	1,865	8.75	1,965	7.45
Exercised	(669)	5.23	(626)	5.73	(256)	5.32
Canceled	(688)	10.63	(623)	10.36	(507)	9.51

Outstanding, end of year	7,579	8.08	8,195	8.25	9,397	8.10

Options exercisable at year end	4,276		5,975		9,337

        Summary information about CIBER, Inc. stock options outstanding and exercisable at December 31, 2005 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number Exercisable	Weighted Average Exercise Price
	(Options in thousands)
$ 0.38 - $ 5.45	2,244	$4.70	5.9	2,189	$4.69
5.48 - 7.17	1,899	6.31	7.3	1,894	6.31
7.18 - 8.00	1,928	7.49	8.9	1,928	7.49
8.06 - 10.00	1,929	8.94	7.9	1,929	8.94
10.18 - 39.68	1,397	15.68	3.3	1,397	15.68

$ 0.38 - $39.68	9,397	$8.10	6.8	9,337	$8.12

        Directors' Stock Compensation Plan—On April 27, 2004, this plan was replaced by the 2004 Plan. In 2003 and 2004, we issued 8,220 and 1,542 shares, respectively, of common stock under this plan.

        Employee Stock Purchase Plan ("ESPP")—Under our ESPP, eligible employees are allowed to purchase shares of our common stock at a price equal to 85% of the lower of its fair market value on the first day or the last day of the quarter. 8,750,000 shares of common stock have been reserved for under the ESPP, of which, approximately 1,748,000 shares are available at December 31, 2005 for future issuances. Employees purchased 899,403, 778,732, and 700,472 shares under the ESPP in 2003, 2004 and 2005, respectively.

(15) 401(k) Savings Plan

        Almost all of our U.S. employees are eligible to participate in our 401(k) savings plan. The Company matches a portion of the employee contribution. Vesting in the Company matching contribution occurs over six years. Forfeitures reduce the Company matching contributions. We record forfeitures when a participant's employment ends. We recorded expense of $3.9 million, $3.6 million and $4.5 million in 2003, 2004 and 2005, respectively, related to this plan.

(16) Shareholders' Equity

        Stock Repurchase ("Put") Option—In connection with our acquisition of DCI on April 30, 2002, DCI's majority shareholder (the "Shareholder") entered into an agreement to not sell a significant portion of the CIBER common stock received in the transaction for a period of up to 90 days (the "Lockup Agreement"). As an inducement for the Shareholder to enter into the Lockup Agreement, CIBER granted the Shareholder an option that under certain circumstances, the Shareholder could require CIBER to repurchase up to 805,000 shares of CIBER common stock at $7.25 per share. In May 2003, the Shareholder exercised this option. CIBER paid approximately $5.8 million for the acquisition of these shares, which were accounted for as treasury stock.

        Repurchase Program—In 1999, we began a share repurchase program. The program has been amended from time to time by our Board of Directors to increase the authorized shares available for repurchase. In total, as of December 31, 2005, approximately 11,479,154 shares have been repurchased under this program since its inception. In December 2005, the Board of Directors revised the Company's share repurchase program to authorize the Company's management to repurchase up to $7.5 million of either common shares or convertible debt, whichever is determined to be more advantageous. In 2005, we repurchased 1,470,000 common shares under this program at a cost of $10.5 million. We did not repurchase any of our convertible debt during 2005. At December 31, 2005, there was approximately $6.9 million remaining for future repurchases under this program.

        Shelf Registration Statement on Form S-4—At December 31, 2005, we have an effective registration statement on Form S-4, under which 4,373,967 shares of our common stock remain available and which may be used from time to time in connection with future business combinations.

        Shelf Registration Statement on Form S-3—At December 31, 2005, we have an effective registration statement on Form S-3, under which up to 10,000,000 shares of our common stock may be sold in the future. This registration statement enables us to raise funds from the offering of common stock from time to time, subject to market condition and our capital needs.

        Stock Purchase Rights—On September 21, 1998, CIBER, Inc. paid a dividend of one preferred stock purchase right (a "Right") for each outstanding share of CIBER, Inc. common stock ("Common Stock"). A Right is also attached to all shares of Common Stock issued after the dividend date. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, par value $0.01, at a purchase price of two hundred fifty dollars, subject to adjustment. The Rights become exercisable ten business days following a public announcement that a person or group has acquired, or has commenced or intends to commence a tender offer for 15% or more of our outstanding Common Stock. In the event the Rights become exercisable, each Right will entitle its holder, other than the Acquiring Person (as defined in the Rights Agreement), to that number of shares of our Common Stock having a market value of two times the exercise price of the Right. In the event the Rights become exercisable because of a merger or certain other business combination, each Right will entitle its holder to purchase common stock of the acquiring company having a market value of two times the exercise price of the Right. If the Rights were fully exercised, the shares issued would cause substantial dilution to the Acquiring Person or the Shareholders of the acquiring company. We can redeem the Rights in their entirety, prior to their becoming exercisable, at $0.001 per Right. The Rights expire on August 28, 2008, unless extended or earlier redeemed.

(17) Contingencies

        We are routinely involved in legal proceedings, audits, claims and litigation arising in the ordinary course of business. Although, the outcome of such matters is not predictable with assurance, we do not expect that the ultimate outcome of any of these matters, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows. However, depending on the amount and timing, an unfavorable outcome of any such matters could possibly materially affect our future results of operations or cash flow in any particular period.

(18) Business and Credit Concentrations

        Financial instruments that are potentially subject to concentrations of credit risk are cash and cash equivalents and accounts receivable. Our cash and cash equivalents are in high-credit quality short-term investments and held by high-credit qualified financial institutions. Accounts receivable are reviewed on a periodic basis, and an allowance for bad debts is recorded where such amounts are determined to be uncollectible. Our revenue and accounts receivable are principally concentrated with large companies across several industries and governmental entities located throughout the United States and Europe.

(19) Segment Information

        Our operating segments are organized internally primarily by the nature of their services, client base and geography, and they consist of Commercial Solutions, Federal Government Solutions, State & Local Government Solutions, Package Solutions and European Operations. Our Commercial Solutions, Federal Government Solutions and State & Local Government Solutions segments comprise our U.S. based CIBER branch offices that provide IT services and products in custom-developed software environments. These offices report to a segment based on their primary client focus category (Commercial, Federal or State & Local); however, they also may have clients that fall into another category. For example, a Commercial office may also provide services to a government client. Our India operations are considered part of our Commercial Solutions segment. Our Package Solutions segment is comprised of our CIBER Enterprise Solutions division that primarily provides enterprise software implementation services, including ERP and supply chain management software from software vendors such as Oracle, SAP and Lawson. Our European Operations segment represents our offices in Europe, Eastern Asia and Australia that provide a broad range of IT consulting services, including package software implementation, application development, systems integration and support services.

        We evaluate our segments' results of operations based on operating income before amortization of intangible assets. We do not account for, or report to, our chief executive officer any information on assets or capital expenditures by segment as such information is only prepared on a consolidated basis. The accounting policies of our reportable segments are the same as those disclosed in the Summary of Significant Accounting Policies in Note 2.

        Our largest client is the various agencies of the U.S. Federal Government, which accounted for approximately 10%, 16% and 15% of our total revenue in 2003, 2004 and 2005, respectively. Revenue from the U.S. Federal Government comprised 90% of our Federal Government Solutions segment's total revenue in 2005. In addition, our State & Local Government Solutions segment had two clients that comprised 17% and 15% of that segment's total revenue in 2005.

        The following presents financial information about our reporting segments:

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Total revenue:
Commercial Solutions	$363,508	$353,501	$355,523
Federal Government Solutions	73,769	147,685	159,836
State & Local Government Solutions	86,694	115,493	125,866
Package Solutions	93,801	88,002	102,864
European Operations	76,509	140,790	214,502
Inter-segment	(2,294)	(2,450)	(2,582)

Total revenue	$691,987	$843,021	$956,009

Income from operations:
Commercial Solutions	$29,520	$29,281	$25,478
Federal Government Solutions	10,975	19,633	20,306
State & Local Government Solutions	5,915	8,788	5,555
Package Solutions	8,797	7,974	11,436
European Operations	2,373	9,067	8,550
Corporate expenses	(22,453)	(19,261)	(18,711)

Total	35,127	55,482	52,614
Amortization of intangibles	(2,664)	(4,214)	(5,958)

Operating income	$32,463	$51,268	$46,656

Other information:
Total foreign revenue	$78,587	$144,783	$221,182
Total foreign long-lived assets(1)	$42,596	$158,462	$138,464

(1)
This balance includes $40.0 million, $148.6 million and $130.4 million of goodwill and other intangible assets as of December 31, 2003, 2004 and 2005, respectively.

(20) Supplemental Statement of Cash Flow Information

        Supplemental statement of cash flow information is as follows:

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Acquisitions:
Fair value of assets recorded, excluding cash	$50,611	$256,125	$10,742
Liabilities recorded	(32,963)	(105,339)	(915)
Common stock and options issued	—	(30,458)	(186)

Cash paid for acquisitions, net of cash acquired	$17,648	$120,328	$9,641

Noncash investing and financing activities:
Note forgiveness as acquisition consideration	$—	$1,174	$—
Value of shares and options issued for acquisitions	—	30,458	186
Cash paid for interest	1,673	6,845	8,691
Cash paid for income taxes, net	2,410	533	12,226

(21) Selected Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(In thousands, except per share amounts)
Year ended December 31, 2004
Revenue	$180,055	$208,278	$219,451	$235,237	$843,021
Operating income	9,715	13,931	14,318	13,304	51,268
Net income	5,965	7,930	8,355	7,451	29,701
Earnings per share—basic	$0.10	$0.13	$0.14	$0.12	$0.49
Earnings per share—diluted	$0.09	$0.12	$0.13	$0.11	$0.45
Year ended December 31, 2005
Revenue	$239,565	$240,955	$237,385	$238,104	$956,009
Operating income	14,202	13,300	11,330	7,824	46,656
Net income	7,797	6,592	6,761	3,557	24,707
Earnings per share—basic	$0.12	$0.11	$0.11	$0.06	$0.40
Earnings per share—diluted	$0.12	$0.10	$0.11	$0.06	$0.38

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Not applicable.

Controls and Procedures

        Evaluation of Disclosure Controls and Procedures—We have established disclosure controls and procedures to ensure that material information related to the Company, including its consolidated subsidiaries, is made known to the officers who certify the Company's financial reports and to other members of senior management and the Board of Directors. Based on their evaluation as of December 31, 2005, the principal executive officer and principal financial officer of the Company have concluded that the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, summarized and reported within the time periods specified in SEC rules and forms.

        Management's Report on Internal Control Over Financial Reporting—Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). CIBER's internal control systems were designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

        Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2005 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2005. Our management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included elsewhere herein.

        Changes in Internal Controls—There were no changes in our internal control over financial reporting that occurred during our most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Exhibit 99.1

CIBER, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

        The Company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing the Company's business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this Annual Report on Form 10-K constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Organic Revenue Growth

        Organic revenue growth is a useful measure of the Company's performance because it excludes items that: 1) are not completely under management's control, such as the impact of foreign currency exchange; or 2) do not reflect the underlying growth of the Company, such as acquisition and divestiture activity. It is also a component of the Company's compensation programs. The limitation of this measure is that it excludes items that have an impact on the Company's revenue. This limitation is best addressed by using organic revenue growth in combination with the GAAP numbers.

        The following tables reconcile 2005 organic revenue growth by segment to the most comparable GAAP measure, reported revenue growth by segment.

	Commercial Solutions			Federal Government Solutions
	2004	2005	% Change	2004	2005	% Change
GAAP total revenue	$353,501	$355,523	0.6%	$147,685	$159,836	8.2%
Add: Divestiture activity	—	5,000		—	—
Less: Acquisition activity	(27,833)	(32,000)		(50,000)	(60,000)

Organic total revenue	$325,668	$328,523	0.9%	$97,685	$99,836	2.2%

	State & Local Govt. Solutions			Package Solutions
	2004	2005	% Change	2004	2005	% Change
GAAP total revenue	$115,493	$125,866	9.0%	$88,002	$102,864	16.9%
Add: Divestiture activity	—	—		—	—
Less: Acquisition activity	(35,000)	(42,000)		—	(6,500)

Organic total revenue	$80,493	$83,866	4.2%	$88,002	$96,364	9.5%

	European Operations			CIBER Consolidated
	2004	2005	% Change	2004	2005	% Change
GAAP total revenue	$140,790	$214,502	52.4%	$843,021	$956,009	13.4%
Add: Effect of foreign currency translation	—	250		—	250
Add: Divestiture activity	—	—		—	5,000
Less: Acquisition activity	(51,667)	(120,000)		(164,500)	(260,500)

Organic total revenue	$89,123	$94,752	6.3%	$678,521	$700,759	3.3%

        The following tables reconcile 2004 organic revenue growth by segment to the most comparable GAAP measure, reported revenue growth by segment.

	Commercial Solutions			Federal Government Solutions
	2003	2004	% Change	2003	2004	% Change
GAAP total revenue	$363,508	$353,501	(2.8)%	$73,769	$147,685	100.2%
Add: Divestiture activity	—	—		—	—
Less: Acquisition activity	(12,000)	(47,833)		—	(50,000)

Organic total revenue	$351,508	$305,668	(13.0)%	$73,769	$97,685	32.4%

	State & Local Govt. Solutions			Package Solutions
	2003	2004	% Change	2003	2004	% Change
GAAP total revenue	$86,694	$115,493	33.2%	$93,801	$88,002	(6.2)%
Add: Divestiture activity	—	—		—	—
Less: Acquisition activity	—	(35,000)		—	—

Organic total revenue	$86,694	$80,493	(7.2)%	$93,801	$88,002	(6.2)%

	European Operations			CIBER Consolidated
	2003	2004	% Change	2003	2004	% Change
GAAP total revenue	$76,509	$140,790	84.0%	$691,987	$843,021	21.8%
Add: Effect of foreign currency translation	9,159	—		9,159	—
Add: Divestiture activity	—	—		—	—
Less: Acquisition activity	—	(51,667)		(12,000)	(184,500)

Organic total revenue	$85,668	$89,123	4.0%	$689,146	$658,521	(4.4)%

CIBER, INC.
161 NO. CONCORD EXCHANGE
SO. ST. PAUL, MN 55075

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.
Vote by Internet
2.
Vote by Phone
3.
Vote by mailing your proxy in the enclosed envelope.

VOTE BY INTERNET—www.ciber.com/cbr/annualmeeting
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 1, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 1, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your Proxy card and return it in the postage-paid envelope we have provided, or return it to CIBER, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Please note that all votes cast by Internet or telephone must be submitted prior to 11:59 P.M. Eastern Daylight Time on May 1, 2006. Your Internet or telephone vote authorizes the named Proxies to vote the shares to the same extent as if you marked, signed, dated and returned the proxy card. If you vote by Internet or telephone, please do not return your proxy by mail.

Thank you for your vote.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

        KEEP THIS PORTION FOR YOUR RECORDS

        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIBER, INC.

1.
The Board of Directors recommends a vote "FOR ALL" of the incumbent Directors listed below:

        The election of the following nominees for Class III Directors:

01-Archibald J. McGill 02-George A. Sissel 03-Paul A. Jacobs	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for an individual nominee, mark FOR ALL EXCEPT and write the nominee's number on the line below.
2.	The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006.	For ☐	Against ☐	Abstain ☐

This Proxy will be voted as directed, but if no instructions are specified and authority to vote for a director nominee is not marked WITHHOLD ALL or FOR ALL EXCEPT, or AGAINST approval or ABSTAIN with respect to the ratification of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm then you are deemed to grant authority to vote for the election of such nominee(s) and for ratification of Ernst & Young LLP. If any other business is presented at such meeting, this Proxy will be voted by the Proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Please sign exactly as your name appears on your stock account. When signing as attorney, executor, administrator, agent, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If signing on behalf of a corporation, the corporate name should be indicated and a corporate officer should sign.

HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household.	Yes ☐	No ☐
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Thank you for your vote.

CIBER, Inc.
5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111

The undersigned hereby appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, with full power of substitution, as attorneys in fact, agents and Proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders (the "Meeting"), to be held on the Internet at www.ciber.com/cbr/annualmeeting, on Tuesday, May 2, 2006 at 9:30 a.m. Mountain Daylight Time, and at any and all adjournments or postponements thereof, as stated on the reverse side of this card.

Should you have an account in the CIBER 401(k) Savings Plan, this proxy represents the number of CIBER shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plan for CIBER shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions for Principal Trust Company, trustee for the CIBER 401(k) Plan, or its designee. The plan provides that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for CIBER shares allocable to the plan account by April 24, 2006, those shares, and any other CIBER shares under those plans for which no voting instructions are received, will be voted, in accordance with the terms of the plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET PLEASE DO NOT RETURN YOUR PROXY BY MAIL.

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NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS MAY 2, 2006
ANNUAL MEETING INFORMATION
AGENDA
VOTING RIGHTS AND SOLICITATION OF PROXIES
DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
PROPOSAL No. 1—ELECTION OF DIRECTORS
TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE PRACTICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG CIBER, INC., THE S & P 500 INDEX AND A PEER GROUP
PROPOSAL No. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ANNUAL REPORT TO STOCKHOLDERS, MANAGEMENT'S DISCUSSION AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS
ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY WEBSITE And ELECTRONIC DELIVERY OF 2007 PROXY STATEMENT
Selected Financial Data
  Item 6. Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Quantitative and Qualitative Disclosures about Market Risk
Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
CIBER, Inc. and Subsidiaries Consolidated Statements of Operations
CIBER, Inc. and Subsidiaries Consolidated Balance Sheets
CIBER, Inc. and Subsidiaries Consolidated Statements of Shareholders' Equity
CIBER, Inc. and Subsidiaries Consolidated Statements of Cash Flows
CIBER, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Dollar amounts in thousands, except per share amounts)
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Controls and Procedures
CIBER, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures (Dollars in thousands) (Unaudited)